Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LDR HOLDING CORPORATION

at

$37.00 Per Share, Net in Cash,

by

LH MERGER SUB, INC.

an indirect wholly owned subsidiary of

ZIMMER BIOMET HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 12, 2016), UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of June 6, 2016 (the “Merger Agreement”), by and among Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), LH Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Parent, and LDR Holding Corporation, a Delaware corporation (“LDR”). Purchaser is offering to purchase all outstanding shares of common stock of LDR, par value $0.001 per share (“Shares”), for a price per Share of $37.00 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement, the “Offer Price”), net to the seller in cash, without interest, less any deductions or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into LDR (the “Merger”) without a meeting of LDR stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with LDR continuing as the surviving corporation in the Merger and a wholly owned indirect subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Merger Effective Time”), each Share issued and outstanding immediately prior to the Merger Effective Time (other than treasury Shares held by LDR and any Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent or LDR or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) will be converted into the right to receive an amount in cash, without interest, equal to the Offer Price, less any deductions or withholding of taxes required by applicable law. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below), (ii) there not being in effect or pending any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by a court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Offer or the Merger and (iii) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that there be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) that, when added to Shares beneficially owned by Parent and its affiliates, would represent more than 50 percent of the aggregate number of Shares outstanding immediately prior to the acceptance of Shares pursuant to the Offer. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

THE LDR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LDR STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The LDR board of directors (the “LDR Board”) has unanimously adopted resolutions (i) determining that the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby are advisable, fair to, and in the best interests of LDR and LDR stockholders, (ii) authorizing, adopting and approving the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iv) recommending that LDR stockholders tender their Shares pursuant to the Offer and (v) resolving that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

June 14, 2016

IMPORTANT

Any LDR stockholder wishing to tender Shares pursuant to the Offer must, prior to the expiration of the Offer, (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (iii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

Any LDR stockholder desiring to tender Shares pursuant to the Offer and who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may also tender Shares pursuant to the guaranteed delivery procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Additionally, copies of this Offer to Purchase, the Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.

This Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

LH Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of LDR Holding Corporation, a Delaware corporation (“LDR”), for a price per Share of $37.00 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement, the “Offer Price”), net to the seller in cash, without interest, less any deductions or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”). The following are answers to some of the questions you, as an LDR stockholder, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred you, as this summary may not contain all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you. In this Offer to Purchase, (i) unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser and (ii) “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of June 6, 2016, by and among Parent, Purchaser and LDR.

Who is offering to buy my securities?

Our name is LH Merger Sub, Inc., a Delaware corporation that was formed for the purpose of acquiring the outstanding Shares of LDR. We are an indirect wholly owned subsidiary of Parent. Purchaser has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase the outstanding shares of common stock, par value $0.001 per share, of LDR upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, LDR, while allowing LDR stockholders an opportunity to receive the Offer Price promptly by tendering Shares pursuant to the Offer. If the Offer is consummated, we and Parent are required, upon the terms and subject to conditions set forth in the Merger Agreement, to consummate the Merger (as defined herein) as soon as practicable after the consummation of the Offer. Upon the consummation of the Merger, LDR will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commission?

We are offering to purchase Shares for a price per Share of $37.00 (as may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement), net to the seller in cash, without interest, less any deductions or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. If you are a record holder of Shares and you tender your Shares directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 2 — “Acceptance for Payment and Payment for Shares.”

Do you have the financial resources to make payment?

Yes. We have and will have sufficient resources available to us to purchase all Shares pursuant to the Offer and to pay related fees and expenses. We estimate that the total funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger pursuant to the Merger Agreement will be approximately $1.18 billion, including related transaction fees and expenses. Parent and Purchaser expect to fund such cash requirements using cash balances on hand and existing availability under Parent’s revolving credit facility. See Section 9 — “Source and Amount of Funds.”

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and LDR have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into LDR (the “Merger”) with LDR surviving the Merger as an indirect wholly owned subsidiary of Parent (the “Surviving Corporation”). If the Minimum Condition (as defined herein) is satisfied and we consummate the Offer, we intend to effect the Merger without any action by LDR stockholders pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). See Section 11 — “The Transaction Agreements” and Section 15 — “Certain Conditions of the Offer.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares pursuant to the Offer because:

•	we, through Parent, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer;

•	the Offer is being made for all outstanding Shares solely for cash;

•	if we consummate the Offer, we expect to acquire in the Merger all Shares that remain outstanding for the same cash price in the Merger as we paid in the Offer (i.e. the Offer Price); and

•	the Offer is not subject to any financing condition.

See Section 9 — “Source and Amount of Funds.”

What percentage of Shares do you or your affiliates currently own?

None of Parent or Purchaser or any of their respective controlled affiliates currently own any Shares.

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer in accordance with the Merger Agreement, you will have until 12:00 midnight, New York City time, on July 13, 2016 (one minute after 11:59 p.m., New York City time, on July 12, 2016), to tender your Shares pursuant the Offer. Furthermore, if you cannot deliver everything that is required to make a valid tender in accordance with the terms of the Offer by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and, if so, under what circumstances?

Yes, the Offer can be extended. We have agreed in the Merger Agreement that, so long as neither LDR nor Parent has terminated the Merger Agreement in accordance with its terms:

•	We must extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff, the New York Stock Exchange (the “NYSE”) or The NASDAQ Global Select Market (“NASDAQ”) applicable to the Offer.

•	In addition, we must extend the Offer for one or more successive periods of up to 10 business days each (the length of each such period to be determined by Parent in its sole discretion) if, at any then-scheduled expiration of the Offer, any of the conditions of the Offer (the “Offer Conditions”) are not satisfied or waived by Parent or Purchaser.

•	We will not, however, be required to extend the Offer beyond October 6, 2016, unless such date is extended in accordance with the Merger Agreement by Parent or LDR up to February 6, 2017 due to the failure of the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to have expired or terminated, in which case we will not be required to extend the Offer beyond such extended date (such date, as it may be extended from time to time, the “Outside Date”), and we are prohibited from extending the Offer beyond the Outside Date without the prior written consent of LDR.

If we extend the Offer, such extension will extend the time that you will have to tender Shares. See Section 1 — “Terms of the Offer.”

Will you provide a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to our obligations and the obligations of Parent and LDR under the Merger Agreement, we expect the Merger to occur as soon as practicable following the consummation of the Offer without a subsequent offering period. See Section 1 — “Terms of the Offer.”

How will I be notified if the Offer is extended?

Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures) that, when added to Shares beneficially owned by Parent and its affiliates, would represent more than 50 percent of the aggregate number of Shares outstanding immediately prior to the acceptance of Shares pursuant to the Offer (the “Minimum Condition”);

•	there not being in effect or pending any law, order or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by a court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Offer or the Merger; and

•	the expiration or termination of any applicable waiting period (or any extension thereof) under the HSR Act.

The Offer is also subject to other conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition. We can waive any Offer Condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without LDR’s consent. However, unless otherwise provided by the Merger Agreement, we may not, without the prior written consent of LDR, (i) waive the Minimum Condition, (ii) decrease the number of Shares sought to be purchased by Purchaser in the Offer, (iii) reduce the Offer Price, (iv) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to the Merger Agreement), (v) change the form of consideration payable in the Offer, or (vi) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects LDR stockholders. See Section 15 — “Certain Conditions of the Offer.”

How do I tender my Shares?

In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

•	If you are a record holder and you hold uncertificated Shares in book-entry form on the books of LDR’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed; and (2) any other documents required by the Letter of Transmittal.

•	If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”); (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”); and (3) any other documents required by the Letter of Transmittal.

•	If you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the expiration of the Offer and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. Please contact Innisfree M&A Incorporated (the “Information Agent”) for assistance.

•	If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment pursuant to the Offer by August 13, 2016, you may withdraw them at any time after that date until we accept Shares for payment pursuant to the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw my previously tendered Shares?

To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the related Letter of Transmittal) to the Depositary at any time at which you have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares at any time at which you have the right to withdraw your Shares. See Section 4 — “Withdrawal Rights.”

If I accept the Offer, how will I get paid?

If the Offer Conditions as set forth in Section 15 — “Certain Conditions of the Offer” are satisfied or waived by Parent or Purchaser and we consummate the Offer and accept your validly tendered Shares for payment, you will be entitled to receive, as soon as practicable (but no later than the third business day after the Offer expires), an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price. Payment will be made by deposit of the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering LDR stockholders for the purpose of receiving payments from Parent and transmitting payments, subject to any deductions or withholding of taxes required by applicable law, to tendering stockholders whose Shares have been accepted for payment. See Section 2 — “Acceptance for Payment and Payment for Shares” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

What will happen to my equity awards in the Offer?

The Offer is being made only for Shares which are not subject to vesting conditions, and not for LDR Options (as defined below), LDR Restricted Stock Units (as defined below) or LDR Performance Stock Units (as defined below) issued under any stock plan of LDR, including the 2004 Stock Option/Stock Issuance Plan, the 2007 Stock Option/Stock Issuance Plan, the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan or any other plan, agreement or arrangement (collectively, the “LDR Stock Plans”). Holders of outstanding LDR Options, LDR Restricted Stock Units or LDR Performance Stock Units may participate in the Offer only if they first exercise such LDR Options (to the extent exercisable) or become vested in such LDR Restricted Stock Units or LDR Performance Stock Units in accordance with the terms of the applicable LDR Stock Plan and other applicable LDR award agreements and tender the Shares, if any, issued upon such exercise or in connection with such vesting. Any such exercise or vesting needs to be completed sufficiently in advance of the date the Offer expires to assure that the holder of such outstanding LDR Options, LDR Restricted Stock Units or LDR Performance Stock Units will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Immediately prior to the effective time of the Merger (the “Merger Effective Time”), each outstanding and unexercised option to purchase Shares (the “LDR Options”), under any LDR Stock Plans, whether or not then vested or unvested, will automatically become fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and then will be canceled at the Merger Effective Time and, in exchange therefor, each former holder of any such canceled LDR Option will be entitled to receive, in consideration of the cancellation of such LDR Option and in settlement therefor, a payment in cash from the Surviving Corporation of an amount equal to the product of (i) the excess, if any, of the consideration payable in the Merger (which is equivalent to the Offer Price and referred to as the “Merger Consideration”) over the exercise price per Share previously subject to such LDR Option and (ii) the total number of Shares previously subject to such LDR Option.

Immediately prior to the Merger Effective Time, each outstanding Share subject to issuance upon settlement of outstanding restricted stock units (the “LDR Restricted Stock Units”), under any LDR Stock Plans, whether or not then vested or unvested, will automatically become fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and then will be canceled at the Merger Effective Time and, in exchange therefor, each former holder of such canceled LDR Restricted Stock Unit will be entitled to receive, in consideration of the cancellation of such LDR Restricted Stock Unit and in settlement therefor, a payment in cash from the Surviving Corporation of an amount equal to the product of (i) the Merger Consideration and (ii) the total number of Shares previously subject to such LDR Restricted Stock Unit.

Immediately prior to the Merger Effective Time, each outstanding Share subject to issuance upon settlement of outstanding performance-based restricted stock units (the “LDR Performance Stock Units”), under any LDR Stock Plans, whether or not then vested or unvested, will automatically become fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and then will be canceled at the Merger Effective Time and, in exchange therefor, each former holder of such canceled LDR Performance Stock Unit will be entitled to receive, in consideration of the cancellation of such LDR Performance Stock Unit and in settlement therefor, a payment in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such LDR Performance Stock Unit (with respect to LDR Performance Stock Units that are in their performance period as of the Merger Effective Time, the number of Shares subject to such LDR Performance Stock Unit will be determined in accordance with the existing award agreement related to such outstanding LDR Performance Stock Unit).

Immediately prior to the Merger Effective Time, each outstanding Share subject to phantom units (the “LDR Phantom Units”), under any LDR Stock Plans, whether or not then vested or unvested, will automatically become fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and then will be canceled at the Merger Effective Time and, in exchange therefor, each former holder of such canceled LDR Phantom Unit will be entitled to receive, in consideration of the cancellation of such LDR Phantom Unit and in settlement therefor, a payment in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares previously subject to such LDR Phantom Unit.

See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of LDR Equity Awards.”

What will happen to my BCE Warrants in the Offer?

Prior to the closing of the Merger, LDR is obligated to cause each holder of warrants to purchase capital stock of LDR Médical S.A.S. (“Médical,” and such warrants, the “BCE Warrants”), to exercise such holder’s BCE Warrant for all of the number of shares of Médical’s capital stock issuable pursuant to the terms of such BCE Warrant, and to immediately thereafter exchange all of such capital stock issued upon exercise of the BCE Warrant for Shares. Holders of BCE Warrants may participate in the Offer only if they first exercise their BCE Warrants, exchange the shares of Médical capital stock issuable upon such exercise for Shares, and tender such Shares in the Offer. Any such exercise and exchange needs to be completed sufficiently in advance of the date and time at which the Offer expires to assure that the holder of such BCE Warrants will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of LDR Equity Awards.”

What is the recommendation of the LDR Board with respect to the Offer?

The LDR board of directors (the “LDR Board”) has unanimously adopted resolutions (i) determining that the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby are advisable, fair to, and in the best interests of LDR and LDR stockholders, (ii) authorizing, adopting and approving the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iv) recommending that LDR stockholders tender their Shares pursuant to the Offer and (v) resolving that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

A more complete description of the reasons for the LDR Board’s approval of the Offer and the Merger is set forth in LDR’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to LDR stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the Offer is completed, will LDR continue as a public company?

No. We are required, upon the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the purchase of Shares in the Offer in accordance with Section 251(h) of the DGCL. If the Merger takes place, LDR will no longer be publicly traded and we intend to cause LDR to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all Shares are not tendered in the Offer?

Yes, so long as the conditions to the Merger are satisfied or waived by Parent or Purchaser. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer nor will we consummate the Merger. If we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived by Parent or Purchaser, Purchaser will merge with and into LDR, with LDR continuing as the surviving corporation. If the Merger takes place, Parent will own 100 percent of LDR. Holders of Shares not tendered pursuant to the Offer, other than treasury Shares held by LDR and any Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent or LDR or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger, will have the right to receive for each such Share an amount in cash, without interest, equal to the Offer Price, less any deductions or withholding of taxes required by applicable law. See the “Introduction” to this Offer to Purchase. See also Section 11 — “The Transaction Agreements” and Section 15 — “Certain Conditions of the Offer” for a description of the conditions to the Merger and the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger following the purchase of Shares in the Offer. We are required, upon the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the purchase of Shares in the Offer in accordance with Section 251(h) of the DGCL. As such, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See also Section 11 — “The Transaction Agreements” and Section 12 — “Purpose of the Offer; No Stockholder Vote; Plans for LDR.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Parent or LDR are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

If I decide not to tender, how will the Offer and the Merger affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, each of your Shares will be converted into the right to receive an amount in cash, without interest, equal to the Offer Price, less any deductions or withholding of taxes required by applicable law. You will have the right to receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer or the right to exercise your appraisal rights in connection with the Merger as more fully described below. Therefore, if the Merger takes place (and you do not properly exercise your appraisal rights), the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier, and no appraisal rights will be available, if you tender your Shares. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. See the “Introduction” to this Offer to Purchase, Section 11 — “The Transaction Agreements” and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On June 6, 2016, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on NASDAQ was $22.58, to which the Offer Price of $37.00 per Share represented an approximate 64 percent premium.

On June 13, 2016, the last trading day prior to commencement of the Offer, the closing sale price per Share reported on NASDAQ was $36.86. Before deciding whether to tender your Shares, you should obtain a current market quotation for Shares. See Section 6 — “Price Range of Shares; Dividends.”

Will I be paid a dividend on my Shares during the pendency of the Offer?

No. The Merger Agreement provides that from the date of the Merger Agreement to the Merger Effective Time, without the prior written consent of Parent, LDR may not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any LDR securities (including the Shares). See Section 6 — “Price Range of Shares; Dividends.”

What are the U.S. federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as defined under Section 5 — “Material United States Federal Income Tax Consequences”), you will generally recognize a gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in either case in an amount equal to the difference, if any, between the U.S. dollar amount received for Shares you tender and your adjusted tax basis in such Shares. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year at the time of disposition. If you are a Non-U.S. Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger, subject to certain conditions (as described below in more detail). See Section 5 — “Material United States Federal Income Tax Consequences” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any U.S. federal estate or gift tax rules, or any state, local or non-U.S. income and other tax laws) of tendering their Shares pursuant to the Offer, exchanging their Shares in the Merger or exercising appraisal rights.

Will I have the right to have my Shares appraised?

Appraisal rights are not available to LDR stockholders in connection with the Offer, and LDR stockholders who tender Shares pursuant to the Offer will not have appraisal rights in connection with the Merger. However, if we accept Shares in the Offer and the Merger is completed, LDR stockholders who (i) did not tender such Shares pursuant to the Offer, (ii) timely demand appraisal and otherwise follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose, waive or fail to perfect their appraisal rights, will be entitled to exercise appraisal rights in connection with the Merger, subject to and in accordance with applicable provisions of the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery, and to receive payment of such “fair value” in cash. Any such judicial determination of the “fair value” of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer and the Merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to “fair value” under applicable Delaware law.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by LDR stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See Section 17 — “Certain Legal Matters; Regulatory Approvals.”

Who should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent, toll free at (888) 750-5834 (for stockholders) or collect at (212) 750-5833 (for banks and brokers). See the back cover of this Offer to Purchase.

To LDR stockholders:

INTRODUCTION

LH Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of LDR Holding Corporation, a Delaware corporation (“LDR”), for a price per Share of $37.00 (such amount, as it may be adjusted from time to time upon the terms and subject to the conditions set forth in the Merger Agreement (as defined herein), the “Offer Price”), net to the seller in cash, without interest, less any deductions or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”). We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred you, as this summary may not contain all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 6, 2016, by and among Parent, Purchaser and LDR. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”), (ii) there not being in effect or pending any law, order or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by a court or other governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Offer or the Merger (the “Restraints Condition”) and (iii) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”, and such condition, the “HSR Condition”). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” The Offer is not subject to a financing condition.

LDR has advised Parent that, as of the close of business on June 10, 2016, (i) 29,317,224 Shares were issued and 29,316,875 Shares were outstanding, (ii) 2,013,269 Shares were subject to options to purchase Shares (the “LDR Options”) granted and outstanding under the stock plans of LDR, including the 2004 Stock Option/Stock Issuance Plan, the 2007 Stock Option/Stock Issuance Plan, the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan or any other plan, agreement or arrangement (collectively, the “LDR Stock Plans”), (iii) 432,909 Shares were subject to restricted stock units (the “LDR Restricted Stock Units”) granted and outstanding under the LDR Stock Plans, (iv) up to 372,549 Shares were subject to performance-based restricted stock units (the “LDR Performance Stock Units”) granted and outstanding under the LDR Stock Plans, (v) 4,892 Shares were subject to phantom units (the “LDR Phantom Units”) granted and outstanding under the LDR Stock Plans and (vi) 37,609 Shares were reserved for issuance upon the exercise and subsequent conversion of outstanding warrants to purchase capital stock of LDR Médical S.A.S. (the “BCE Warrants”), a subsidiary of LDR. Assuming that, prior to the Merger Effective Time (as defined below), each BCE Warrant exercised for the number of shares of Médical’s capital stock issuable pursuant to the terms of such BCE Warrant and all of such capital stock are exchanged for Shares, and that all other equity interests remain outstanding and that no other Shares are issued, the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”) will be satisfied if at least 14,677,243 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of outstanding Shares that are required to be tendered to satisfy the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”) will depend on the actual number of Shares outstanding at the time of the expiration of the Offer.

The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements.” Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”

Tendering stockholders who are record holders of Shares and tender such Shares directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. LDR stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The LDR board of directors (the “LDR Board”) has unanimously adopted resolutions (i) determining that the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby are advisable, fair to, and in the best interests of LDR and LDR stockholders, (ii) authorizing, adopting and approving the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iv) recommending that LDR stockholders tender their Shares pursuant to the Offer and (v) resolving that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

A complete description of the reasons for the LDR Board’s approval of the Offer and the Merger (as defined below) will be set forth in LDR’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to you with this Offer to Purchase.

The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Transaction Agreements,” Purchaser will be merged with and into LDR, with LDR continuing as the surviving corporation as an indirect wholly owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, the Merger will become effective at the time (such time, the “Merger Effective Time”) the certificate of merger (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Certificate of Merger. At the Merger Effective Time, each Share issued and outstanding immediately prior to the Merger Effective Time (other than treasury Shares held by LDR and any Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent or LDR or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) will be converted into the right to receive an amount in cash, without interest, equal to $37.00 per Share, less any deductions or withholding of taxes required by applicable law. As a result of the Merger, LDR will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

Appraisal rights are not available to LDR stockholders in connection with the Offer, and LDR stockholders who tender Shares pursuant to the Offer will not have appraisal rights in connection with the Merger. However, if we accept Shares in the Offer and the Merger is completed, LDR stockholders who (i) did not tender such Shares pursuant to the Offer, (ii) timely demand appraisal and otherwise follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose, waive or fail to perfect their appraisal rights, will be entitled to exercise appraisal rights in connection with the Merger, subject to and in accordance with applicable provisions of the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery, and to receive payment of such “fair value” in cash.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger following the consummation of the Offer will not require a vote of LDR stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”) is satisfied and we accept Shares for payment pursuant to the Offer, we will own at least the amount of Shares that would, absent Section 251(h) of the DGCL, be required to approve the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the conditions to the Merger, Purchaser, Parent and LDR will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of LDR stockholders in accordance with Section 251(h) of the DGCL. See Section 11 — “The Transaction Agreements.”

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE LDR BOARD AND THE REASONS FOR ITS RECOMMENDATION) CONTAIN IMPORTANT INFORMATION. LDR STOCKHOLDERS SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered pursuant to the Offer prior to the Expiration Date (as defined below) and not properly withdrawn as permitted under Section 4 — “Withdrawal Rights”, and as soon as practicable, but in any event no later than three business days after the Expiration Date, pay for all such Shares. The time, if any, at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn, pursuant to and subject to the conditions of the Offer, which shall occur promptly after the expiration of the Offer, is referred to as the “Acceptance Time.” The Offer will expire at 12:00 midnight, New York City time, on July 13, 2016 (one minute after 11:59 p.m., New York City time, on July 12, 2016), unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest time and date at which the Offer, as so extended, expires (such time and date, including any such extensions, the “Expiration Date”).

The Offer is conditioned upon the satisfaction (or, in the cases of clauses (ii) and (iii) below, the waiver) of (i) the Minimum Condition, (ii) the Restraints Condition and (iii) the HSR Condition. The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that there be validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures) that, when added to Shares beneficially owned by Parent and its affiliates, would represent more than 50 percent of the aggregate number of Shares outstanding immediately prior to the acceptance of Shares pursuant to the Offer.

The Merger Agreement provides that, so long as neither LDR nor Parent has terminated the Merger Agreement in accordance with its terms:

•	We must extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff, the New York Stock Exchange (the “NYSE”) or The NASDAQ Global Select Market (“NASDAQ”) applicable to the Offer.

•	In addition, we must extend the Offer for one or more successive periods of up to 10 business days each (the length of each such period to be determined by Parent in its sole discretion) if, at any then-scheduled expiration of the Offer, any of the conditions of the Offer (the “Offer Conditions”) are not satisfied or waived by Parent or Purchaser.

•	We will not, however, be required to extend the Offer beyond October 6, 2016, unless such date is extended in accordance with the Merger Agreement by Parent or LDR up to February 6, 2017 due to the failure of the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) to have expired or terminated, in which case we will not be required to extend the Offer beyond such extended date (such date, as it may be extended from time to time, the “Outside Date”), and we are prohibited from extending the Offer beyond the Outside Date without the prior written consent of LDR.

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such Shares.

Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 13, 2016. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of such withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares, and must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2—“Acceptance for Payment and Payment for Shares”) to be credited with the withdrawn Shares.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Conditions, other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, unless otherwise provided by the Merger Agreement, Purchaser will not, without the prior written consent of LDR, (a) waive the Minimum Condition, (b) decrease the number of Shares sought to be purchased by Purchaser in the Offer, (c) reduce the Offer Price, (d) extend or otherwise change the Expiration Date (except to the extent required pursuant to the Merger Agreement), (e) change the form of consideration payable in the Offer, or (f) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects LDR stockholders.

The rights reserved by Purchaser as described in the preceding paragraph are in addition to Purchaser’s rights as described in Section 15 — “Certain Conditions of the Offer.” Any delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement, if required by applicable regulations of the SEC. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in the consideration offered or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

LDR has provided Purchaser with LDR’s stockholder list and security position listings for the purpose of disseminating this Offer to Purchase and related documents to LDR stockholders. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, are being mailed to LDR stockholders of record whose names appear on LDR’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

There will not be a subsequent offering period for the Offer. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement (or any other action by LDR stockholders) will be required in connection with the Merger. We are required, upon the terms and subject to the conditions set forth in the Merger Agreement, to consummate the Merger as soon as practicable following the consummation of the Offer. As such, we do not expect there to be a significant period of time between the purchase of Shares in the Offer and the consummation of the Merger.

All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, as soon as practicable following the Expiration Date, accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and as soon as practicable, but in any event no later than three business days after the Expiration Date, pay for all such Shares. See Section 1 — “Terms of the Offer.”

Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if you are a record holder and you hold uncertificated Shares in book-entry form on the books of LDR’s transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (ii) if your Shares are held in “street” name and are being tendered by book-entry transfer, (A) confirmation of a book-entry transfer of such Shares (“Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (B) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) and (C) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the Offer Price to be paid for any Shares, regardless of any extension of the Offer or delay in making payment.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) promulgated under the Exchange Act.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

Shares tendered by a Notice of Guaranteed Delivery (as defined below) will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery (as defined below) relates are delivered to the Depositary.

If any tendered Shares are not accepted for payment pursuant to the Offer, such Shares will be credited to an account maintained at the Depositary or Book-Entry Transfer Facility, depending on the form of ownership of such Shares prior to the Offer, promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

•	If you are a record holder and you hold uncertificated Shares in book-entry form on the books of LDR’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed; and (2) any other documents required by the Letter of Transmittal.

•	If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation; (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message; and (3) any other documents required by the Letter of Transmittal.

•	If you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the expiration of the Offer and must then receive the missing items within three NASDAQ trading days after the date of the execution of such Notice of Guaranteed Delivery. Please contact Innisfree M&A Incorporated (the “Information Agent”) for assistance.

•	If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Book-Entry Transfer. The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required for the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder cannot deliver all required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, if all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

•	the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three trading days after the date of execution of such Notice of Guaranteed Delivery: (i) if you are a record holder and you hold uncertificated Shares in book-entry form on the books of LDR’s transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (ii) if your Shares are held in “street” name and are being tendered by book-entry transfer, (A) Book-Entry Confirmation into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (B) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message and (C) any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.

The method of delivery of the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when such Shares are accepted for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The valid tender of Shares pursuant to any of the procedures described herein and in the instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, upon the terms and subject to the conditions of any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Parent, Purchaser, LDR, the Depositary, Information Agent, or any other person is or will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment as Proxy. By executing the Letter of Transmittal (or in the case of a book-entry transfer, by delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder irrevocably appoints designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser, and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

•	all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

•	no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder with respect to such Shares (and, if given, will not be deemed effective); and

•	each of the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of LDR stockholders or otherwise, as such designee in its sole discretion deems proper.

Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of LDR stockholders.

LDR Options, LDR Restricted Stock Units, LDR Performance Stock Units, LDR Phantom Units and BCE Warrants. The Offer is made only for outstanding Shares that are not subject to vesting restrictions and is not made for any LDR Options, LDR Restricted Stock Units, LDR Performance Stock Units, LDR Phantom Units or BCE Warrants. See Section 11 — “The Transaction Agreements — The Merger Agreement — Treatment of LDR Equity Awards” for a description of the treatment of the LDR Options, LDR Restricted Stock Units, LDR Performance Stock Units, LDR Phantom Units and BCE Warrants.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments of the Offer Price of Shares made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”) should complete and return the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in Section 5 — “Material United States Federal Income Tax Consequences”) should complete and submit IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Material United States Federal Income Tax Consequences.”

4. Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 13, 2016, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) promulgated under the Exchange Act.

Withdrawals of Shares May Not be Rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding upon the tendering party. Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of any Shares by any particular stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of Parent, Purchaser, LDR, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material United States Federal Income Tax Consequences.

The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to LDR stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder. This summary does not apply to any right to purchase capital stock of LDR and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as “capital assets” for U.S. federal income tax purposes and does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) certain former citizens and long-term residents of the United States; (ii) regulated investment companies and other financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security”, constructive sale or other integrated transaction for U.S. federal income tax purposes; (vii) persons subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own for U.S. federal income tax purposes) five percent or more of the outstanding Shares; (xi) partnerships (or other entities treated as pass-through entities for U.S. federal income tax purposes) and persons who hold Shares through partnerships (or other such entities); (xii) persons that have a “functional currency” other than the U.S. dollar; (xiii) persons that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation; and (xiv) persons that purchase or sell Shares as part of a wash sale for tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below.

This summary is not a comprehensive description of all potential U.S. federal income tax consequences that may be relevant to the Offer and the Merger, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder (the “U.S. Treasury Regulations”) and administrative and judicial interpretations thereof. All of the foregoing is subject to change, possibly with retroactive effect, and could affect the tax consequences described below.

For purposes of this Section 5, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined under the Code) have the authority to control all of the substantial decisions of the trust, or (b) that has validly elected under applicable U.S. Treasury Regulations to be treated as a “United States person.” For purposes of this Section 5, a “Non-U.S. Holder” is a beneficial owner of Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner, member or other owner in such partnership (or other such entity) will generally depend upon the status of the partner, member or other owner and upon the tax treatment and the activities of the partnership (or other such entity). Partners, members or owners of partnerships (or other such entities) holding Shares are urged to consult their own tax advisors.

The description of U.S. federal income tax consequences set forth below is based on current law, is for general information only and is not tax advice. Because individual circumstances may differ, each LDR stockholder is urged to consult such holder’s own tax advisors as to the particular tax consequences to each such holder of the Offer and the Merger, including the application of U.S. federal, state, local and non-U.S. tax laws, applicable tax treaties and possible changes in such laws.

Consequences of the Offer and the Merger to U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder you will generally recognize a gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in either case in an amount equal to the difference, if any, between the U.S. dollar amount received for Shares you tender and your adjusted tax basis in such Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

Under certain circumstances, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a United States federal tax of 3.8 percent on the lesser of (i) such U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). The amount of gain recognized pursuant to the Offer or the Merger will generally be treated as “net investment income” for purposes of this tax. A U.S. Holder that is an individual, estate or trust, is urged to consult with its tax advisor regarding the applicability of this particular tax to such holder.

Consequences of the Offer and the Merger to Non-U.S. Holders. Subject to the discussion below, gain recognized with respect to Shares that a Non-U.S. Holder exchanges in the Offer or converts into the right to receive cash in the Merger generally will be exempt from U.S. federal income tax, unless:

•	such holder’s gain, if any, on Shares is effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such holder’s permanent establishment in the United States), in which case (i) such holder will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. Holder (except that such holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, as described below under “—Backup Withholding and Information Reporting”) and (ii) if such holder is a corporation, such holder may also be subject to an additional branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty);

•

such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition (or, if applicable, the date of the Merger) and certain other conditions are met, in which case such holder will be subject to U.S. federal income tax at a rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain losses recognized during such year), which may be offset by certain U.S. source capital losses recognized in the same taxable year, even though the Non-U.S. Holder is not considered a resident of the United States, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns; or

•	LDR is or has been a U.S. real property holding corporation for U.S. federal income tax purposes and the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition (or, if applicable, the date of the Merger), more than 5 percent of Shares and such holder is not eligible for any treaty exception.

LDR has not been, is not and does not anticipate becoming a U.S. real property holding corporation before the date of the dispositions (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. All payments to which a LDR stockholder would be entitled pursuant to the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding, unless such holder (i) is a corporation or other exempt recipient, (ii) provides its correct taxpayer identification number (“TIN”) and certain other information under penalties of perjury, or (iii) provides an adequate basis for exemption. A U.S. Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided that such holder furnishes certain required information to the IRS in a timely fashion. A Non-U.S. Holder should generally submit a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, W-8IMY or W-8ECI (or other applicable IRS Form W-8), certifying, under penalties of perjury, to such holder’s foreign status in order to establish an exemption from backup withholding.

If a LDR stockholder does not provide a correct TIN, such holder may be subject to penalties imposed by the IRS, in addition to the backup withholding. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return. All LDR stockholders are urged to consult such holders’ own tax advisors as to such holders’ qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6. Price Range of Shares; Dividends.

The Shares trade on NASDAQ under the symbol “LDRH”. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2014
First Quarter	$40.39	$23.34
Second Quarter	$34.43	$22.47
Third Quarter	$31.80	$21.70
Fourth Quarter	$36.38	$29.91
Fiscal Year Ended December 31, 2015
First Quarter	$40.43	$31.02
Second Quarter	$45.36	$33.47
Third Quarter	$47.12	$30.63
Fourth Quarter	$37.43	$20.95
Fiscal Year Ended December 31, 2016
First Quarter	$26.17	$16.33
Second Quarter (through June 13, 2016)	$37.10	$20.39

LDR has advised Parent that, as of the close of business on June 10, 2016, (i) 29,317,224 Shares were issued and 29,316,875 shares were outstanding, (ii) 2,013,269 Shares were subject to LDR Options granted and outstanding under the LDR Stock Plans, (iii) 432,909 Shares were subject to LDR Restricted Stock Units granted and outstanding under the LDR Stock Plans, (iv) 372,549 Shares were subject to LDR Performance Stock Units granted and outstanding under the LDR Stock Plans, (v) 4,892 Shares were subject to LDR Phantom Units granted and outstanding under the LDR Stock Plans and (vi) 37,609 Shares were reserved for issuance upon the exercise and subsequent conversion of the BCE Warrants.

On June 6, 2016, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on NASDAQ was $22.58.

On June 13, 2016, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on NASDAQ was $36.86 to which the Offer Price of $37.00 per Share represents an approximate 0.4 percent premium.

LDR has never declared or paid cash dividends with respect to the Shares. Under the Merger Agreement, LDR is not permitted to declare or pay any dividend in respect of the Shares without Parent’s prior written consent. See Section 11 — “The Transaction Agreements — The Merger Agreement — Conduct of Business.”

Stockholders are urged to obtain a current market quotation for Shares.

7. Certain Information Concerning LDR.

General. The following description of LDR and its business are taken from LDR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “10-K”) and is qualified in its entirety by reference to the 10-K.

LDR is a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders. LDR’s primary products are based on its VerteBRIDGE fusion and Mobi non-fusion platforms, both of which are designed for applications in the cervical and lumbar spine. LDR believes its VerteBRIDGE and Mobi platforms enable products that are less invasive, provide greater intraoperative flexibility, offer simplified surgical techniques and promote improved clinical outcomes for patients as compared to existing alternatives. As one example, in August 2013 LDR received approval from the U.S. Food and Drug Administration (“FDA”), for the Mobi-C cervical disc replacement device, the first and only cervical disc replacement device to receive FDA approval to treat both one-level and two-level cervical disc disease and the only disc device technology to demonstrate overall clinical superiority at five years (as compared to traditional fusion for two cervical vertebral levels) in an FDA pivotal clinical trial. Industry sources expect that the cervical disc replacement market, which is currently relatively small, will be one of the fastest growing segments of the U.S. spine implant market.

LDR markets and sells its products globally through a highly adaptable worldwide sales organization that allows it to continually expand its sales channels and rapidly penetrate new geographic markets. LDR’s U.S. sales organization consists of sales managers that recruit, develop and lead direct sales representatives and a broad network of independent sales agencies. LDR estimates that non-captive independent sales agencies drive approximately 30 percent of total U.S. spine implant market revenue, and Mobi-C is the only cervical disc replacement device currently available to this large independent sales agency network. LDR believes this market position will facilitate the recruitment of high-quality direct sales representatives and independent sales agencies, allowing for direct end-user pricing and sales channel control. LDR currently generates revenue in more than 25 countries globally, and revenue from outside of the U.S. represented approximately 19 percent of its total revenue in 2015. LDR’s international sales organization includes sales managers and direct sales representatives located in various countries, including France, Germany, Belgium, Spain, South Korea, China, Hong Kong and Brazil. LDR also sells to independent stocking distributors in certain international markets. A majority of LDR’s

U.S. and international independent sales agencies and distributors have agreed to offer one or more of LDR’s VerteBRIDGE and/or Mobi products on an exclusive basis. LDR expects to continue to make investments in its sales organization by broadening its relationships with independent sales agencies, expanding exclusivity commitments among these agencies and international distributors and increasing its number of direct sales representatives.

LDR was founded in 2000 in France, one of the world’s leading regions for spine surgery advancements. LDR believes its product development capabilities are differentiated by its extensive spine industry experience and its ability to leverage close collaboration with thought leaders in spine surgery. LDR’s capabilities allow it to gain significant design feedback and clinical experience, which facilitates its ability to affix a CE mark to its products or gain regulatory clearances and market registrations globally. LDR’s product development experience, incorporating input from both European and U.S. thought leaders in spine surgery, is a key component of its ability to design highly differentiated and clinically beneficial technologies. In addition, LDR has a robust product pipeline that it expects will enhance its product platforms and enable it to continue to penetrate the fastest growing segments of the global spine implant market.

LDR Holding Corporation was incorporated in 2006 as LDR Holding Corporation in the State of Delaware. Its principal executive office is located at 13785 Research Boulevard, Suite 200, Austin, Texas 78750 and its telephone number is (512) 344-3333.

Available Information. LDR is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning LDR’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of LDR’s securities, any material interests of such persons in transactions with LDR and other matters is required to be disclosed in proxy statements and periodic reports distributed to LDR stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549-0213. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as LDR, who file electronically with the SEC. The address of that site is http://www.sec.gov. LDR also maintains an Internet website at http://www.ldrholding.com. The information contained in, accessible from or connected to LDR’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of LDR’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning LDR contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning LDR contained in such documents and records or for any failure by LDR to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Projections. LDR provided Parent with certain unaudited projections concerning LDR for the years 2016 through 2020, which are described under “Item 4. The Solicitation or Recommendation — LDR Management Forecast” in LDR’s Schedule 14D-9, which will be filed with the SEC and is being mailed to LDR stockholders with this Offer to Purchase (the “Projections”).

Parent and Merger Sub have been informed by LDR that LDR does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

Parent and Merger Sub have been informed by LDR that the Projections were prepared based on assumptions that LDR believed to be reasonable at the time, including assumptions related to market size, market share, competition, pricing, reimbursement, research and development expenses, sales, general and administrative expenses, contractual relationships, effective tax rate and utilization of net operating losses and other relevant factors related to LDR’s long-range operating plan, as well as how certain of these assumptions may change overtime. According to LDR, the foregoing is a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the Projections.

Parent and Merger Sub also have been informed by LDR that the summary of the Projections is included in LDR’s Schedule 14D-9 solely to give LDR stockholders access to the Projections that were made available to Parent, the LDR Board and Merrill Lynch, Pierce, Fenner & Smith Incorporated, LDR’s financial advisor, and is not being included in LDR’s Schedule 14D-9 to influence any stockholder’s decision whether to tender Shares pursuant the Offer or for any other purpose. According to LDR, the Projections were not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements or GAAP. The Projections are a forward-looking statement. The Projections summarized in LDR’s Schedule14D-9 were prepared by LDR’s management.

Parent and Merger Sub also have been informed by LDR that no independent registered public accounting firm provided any assistance in preparing the Projections. According to LDR, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Projections. According to LDR, the KPMG LLP reports included in the 10-K relate solely to the historical financial information of LDR and to an assessment of LDR’s internal controls over financial reporting and such reports do not extend to the Projections and should not be read to do so.

Parent and Merger Sub also have been informed by LDR that by including the Projections in LDR’s Schedule 14D-9, neither LDR nor any of its representatives has made or makes any representation to any security holder regarding the information included in the Projections or the ultimate performance of LDR, Parent, the Surviving Corporation or any of their affiliates compared to the information contained in the Projections. LDR has made no representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections.

Parent and Merger Sub also have been informed by LDR that the assumptions and estimates underlying the Projections, all of which are difficult to predict and many of which are beyond the control of LDR, may not be realized and that there can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Projections, whether or not the Offer and the Merger are completed.

Parent and Merger Sub also have been informed by LDR that, in particular, the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain, that since the Projections cover multiple years, by their nature, they become subject to greater unpredictability with each successive year and that important factors that may affect actual results that result in the Projections not being achieved include, but are not limited to, the risk factors described in LDR’s SEC filings, including the 10-K and LDR’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2016, and otherwise described under the section entitled “Forward-Looking Statements” in LDR’s Schedule 14D-9. According to LDR, the Projections also reflect assumptions as to certain business decisions that are subject to change, and the information set forth in the Projections is not fact and should not be relied upon as being necessarily indicative of actual future results.

Parent and Merger Sub also have been informed by LDR that the Projections were developed for LDR on a standalone basis without giving effect to the Offer and the Merger, and therefore the Projections do not give effect to the Offer, the Merger or any changes to LDR’s operations or strategy that may be implemented after the consummation of the Offer and the Merger, including potential cost synergies to be realized as a result of the Offer and the Merger, or to any costs incurred in connection with the Offer and the Merger. According to LDR, the Projections do not take into account the effect of any failure of the Offer and the Merger to be completed and should not be viewed as accurate or continuing in that context.

Parent and Merger Sub also have been informed by LDR that the Projections summarized in LDR’s Schedule 14D-9 were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date the Schedule 14D-9 was prepared. According to LDR, LDR undertakes no obligation, except as required by law, to update or otherwise revise the Projections to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Projections, LDR cautions LDR stockholders not to place undue, if any, reliance on the Projections.

8. Certain Information Concerning Parent and Purchaser.

General. Purchaser is a Delaware corporation with its principal offices located at 345 East Main Street, Warsaw, Indiana 46580. The telephone number of Purchaser is (574) 267-6131. Purchaser is an indirect wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of LDR and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Parent is a Delaware corporation with its principal offices located at 345 East Main Street, Warsaw, Indiana 46580. The telephone number of Parent is (574) 267-6131. Parent is a global leader in musculoskeletal healthcare. Parent designs, manufactures and markets orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, bone healing, craniomaxillofacial and thoracic products; dental implants; and related surgical products. Parent collaborates with healthcare professionals around the globe to advance the pace of innovation. Parent’s products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, Parent helps millions of people live better lives. Parent was incorporated in Delaware in 2001. Parent’s history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, Parent was spun off from its former parent and became an independent public company. On June 24, 2015, Parent acquired LVB Acquisition, Inc. (“LVB”), the parent company of Biomet, Inc. (“Biomet”), and LVB and Biomet became Parent’s wholly-owned subsidiaries (the “Biomet Merger”). In connection with the Biomet Merger, Parent changed its name from Zimmer Holdings, Inc. to Zimmer Biomet Holdings, Inc.

The name, business address and telephone number, citizenship, current principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years of each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

During the past five years, none of Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Except as described elsewhere in this Offer to Purchase (including Schedule I hereto), (i) none of Parent, Purchaser, any subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate of any of the persons so listed beneficially owns or has a right to acquire, directly or indirectly, any Shares, and (ii) none of Parent, Purchaser or, to their best knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in Shares or any other equity securities of LDR during the 60-day period preceding the date of this Offer to Purchase. As of the date hereof, Parent and Purchaser do not beneficially own of record any Shares.

Except as described elsewhere in this Offer to Purchase (including Schedule I hereto), (i) none of Parent, Purchaser or, to their best knowledge, any of the persons listed on Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of LDR, including any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (ii) during the two-year period preceding the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, Purchaser or any of its or their affiliates or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and LDR or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase, during the two-year period preceding the date of this Offer to Purchase, (i) there have been no contracts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and LDR or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of LDR’s securities, an election of LDR’s directors or a sale or other transfer of a material amount of LDR’s assets and (ii) there are no present or proposed material agreements, arrangements, understandings or relationships between Parent, Purchaser, or any of its or their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and LDR or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Available Information. Pursuant to Rule 14d-3 promulgated under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning (800) SEC-0330. Parent’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates. Parent also maintains an Internet website at http://www.zimmerbiomet.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

9. Source and Amount of Funds.

The Offer is not conditioned upon Purchaser or Parent obtaining financing to fund the purchase of Shares pursuant to the Offer and the Merger. Since (i) the only consideration to be paid in the Offer and the Merger is cash, (ii) we, through Parent, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger, (iii) the Offer is to purchase all outstanding Shares, (iv) if the Offer is consummated, then we expect to acquire in the Merger all Shares that remain outstanding for the same cash price in the Merger as we paid in the Offer (i.e. the Offer Price) and (v) the Offer is not subject to any financing condition, we believe the financial condition of Parent and Purchaser is not material to a decision by a LDR stockholder whether to sell, hold or tender Shares pursuant to the Offer.

Parent and Purchaser estimate that the total funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger pursuant to the Merger Agreement will be approximately $1.18 billion, including related transaction fees and expenses. Parent will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger.

10. Background of the Offer; Past Contacts or Negotiations with LDR.

Background of the Offer

The following chronology summarizes certain meetings and events between representatives of Parent and representatives of LDR that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the respective representatives of Parent and LDR. For a review of LDR’s additional activities relating to these contacts, please refer to the Schedule 14D-9, which is being mailed to you with this Offer to Purchase.

The Parent board of directors, together with its senior management, has regularly evaluated and periodically reviewed business development opportunities, including acquisitions. As part of this review, Parent identified LDR as a potential candidate for a strategic transaction that could enhance Parent’s presence in the global Spine market and position in the fast growing cervical disc replacement and minimally invasive spine surgery segments. A transaction involving LDR was identified as a means to meaningfully accelerate the growth of Parent’s spine business.

On February 18, 2016, David Dvorak, Parent’s President and Chief Executive Officer, contacted Christophe Lavigne, LDR’s Chairman, President and Chief Executive Officer, to propose a meeting to discuss LDR’s business. On February 20, 2016, Messrs. Dvorak and Lavigne met in person in Austin, Texas, to discuss the spine industry in general, during which meeting, Messrs. Dvorak and Lavigne also discussed, among other things, the respective businesses of Parent and LDR. Messrs. Dvorak and Lavigne agreed to continue such discussions at a later date.

On March 5, 2016, Messrs. Dvorak and Lavigne met in person in Austin, Texas to continue their prior discussions. After extensive discussion, Mr. Dvorak indicated that Parent would be interested in exploring a potential strategic transaction between the two companies should LDR also be interested. Mr. Lavigne indicated that he would respond after consulting with the LDR Board.

On March 21, 2016, in furtherance of such discussions, Parent and LDR entered into the Confidentiality Agreement, which is described below in Section 11 — “The Transaction Agreements — The Confidentiality Agreement.”

On March 22, 2016, representatives of Parent, including Mr. Dvorak, Adam Johnson, Parent’s Group President, Spine, Dental, CMF and Thoracic, and Daniel Florin, Parent’s Senior Vice President and Chief Financial Officer, met with representatives of LDR, including Mr. Lavigne, Robert McNamara, LDR’s Executive Vice President and Chief Financial Officer, and Scott Way, LDR’s Executive Vice President, General Counsel, Secretary and Compliance Officer, in Austin, Texas. At this meeting, the representatives of Parent and LDR discussed in further detail LDR’s business plan, strategy and internal forecasts, including LDR’s innovation pipeline.

On April 1, 2016, at the direction of Parent, representatives of Goldman Sachs & Co. (“Goldman Sachs”), Parent’s financial advisor, and Mr. Florin contacted representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), LDR’s financial advisor, and informed them that, based on information that was then available to Parent, Parent would be interested in pursuing an acquisition of all of the outstanding Shares for cash consideration in the low thirty dollars per Share range. Shortly following this discussion, representatives of BofA Merrill Lynch contacted representatives of Goldman Sachs to indicate that the LDR

Board would not consider a potential transaction for cash consideration within such per Share range but that the LDR Board would authorize LDR’s management team to provide certain additional information to Parent in connection with its financial due diligence review of LDR.

On April 6, 2016, Messrs. Lavigne and Dvorak discussed LDR’s updated management forecasts, including certain assumptions underlying such forecasts. Mr. Lavigne also provided Mr. Dvorak with an overview of LDR’s preliminary financial results for the first quarter of 2016.

On April 8, 2016, representatives of the respective management teams of LDR and Parent, together with representatives of LDR’s and Parent’s respective financial advisors, met telephonically and discussed LDR’s updated management forecasts, including certain assumptions underlying such forecasts.

On April 15, 2016, Mr. Florin contacted representatives of BofA Merrill Lynch to inform them that Parent was considering a non-binding proposal to acquire all of the outstanding Shares for $35.00 per Share in cash.

On April 21, 2016, the Parent board of directors met telephonically, together with Parent’s management team. During this meeting, representatives of Parent’s management team discussed with the Parent board of directors the potential strategic rationale for the proposed acquisition. On April 22, 2016, Parent submitted a non-binding proposal to acquire all of the outstanding Shares for $35.00 per Share in cash. In connection with the proposal, Parent requested a 45-day exclusivity period and sent a draft exclusivity agreement to LDR.

On April 25, 2016, Mr. Lavigne contacted Mr. Dvorak and indicated that he believed that the LDR Board would likely require a cash purchase price closer to $40.00 per Share in order to consider a potential transaction.

During the evening of April 27, 2016, following additional discussions among representatives of Parent and LDR, Mr. Dvorak contacted Mr. Lavigne and informed him that Parent was prepared to submit a revised non-binding proposal to acquire all of the outstanding Shares for $36.00 per Share in cash. Mr. Lavigne indicated that he did not believe that the proposal sufficiently valued LDR. During this discussion, Mr. Dvorak also informed Mr. Lavigne that, in connection with a combination of Parent and LDR, Parent would seek to retain Mr. Lavigne in a senior role for the spine division of the combined company. Mr. Lavigne informed Mr. Dvorak that he would not have any conversations relating to post-closing employment until after the substantive terms of the proposed transaction had been agreed.

On April 28, 2016, Mr. Dvorak contacted Mr. Lavigne and informed him that Parent would be submitting a revised non-binding proposal that would represent Parent’s “best and final” terms with respect to the valuation of LDR. Later that day, Parent submitted a revised non-binding proposal to acquire all of the outstanding Shares for $37.00 per Share in cash. In connection with the revised proposal, Parent requested a 30-day exclusivity period and sent an updated draft of the exclusivity agreement to LDR.

Later that day, Mr. Lavigne contacted Mr. Dvorak and informed him that the LDR Board had authorized LDR’s management team to proceed with discussions with Parent’s management team regarding the proposed transaction, including authorizing entry into an exclusivity agreement, subject to Parent’s agreement on certain indicative terms to be included in the merger agreement, if agreement on a proposed transaction was reached, including a go-shop provision, a termination fee equal to 2.5% of aggregate equity value and a one-step transaction structure. Also later that day, representatives of BofA Merrill Lynch contacted Mr. Florin to discuss the LDR Board’s proposed terms.

On April 29, 2016, representatives of BofA Merrill Lynch sent to Parent and representatives of Goldman Sachs a revised draft of the exclusivity agreement reflecting the terms proposed by the LDR Board.

On May 1, 2016, Mr. Dvorak contacted Mr. Lavigne and informed him that Parent was not willing to agree to a go-shop provision and that Parent proposed a tender offer structure, a termination fee equal to 4.0% of aggregate equity value, a no-solicitation covenant (with a fiduciary out) and a five-day matching right period with respect to alternative transaction proposals. That day, representatives of Goldman Sachs informed representatives of BofA Merrill Lynch of Parent’s proposal and representatives of Parent sent a revised draft of the exclusivity agreement to LDR.

On May 2, 2016, representatives of LDR delivered the LDR Board’s counterproposal to Parent, and representatives of Andrews Kurth LLP, LDR’s outside counsel (“Andrews Kurth”), sent a revised draft of the exclusivity agreement to White & Case LLP, Parent’s outside counsel (“White & Case”). The revised draft of the exclusivity agreement reflected, among other terms, a termination fee of 2.5% of aggregate equity value and a three-day matching right period with respect to alternative transaction proposals.

On May 3, 2016, Mr. Dvorak contacted Mr. Lavigne to discuss further certain proposed transaction terms. During this discussion, Mr. Dvorak proposed a termination fee of 3.0% of the aggregate equity value and a three-business day matching right period with respect to alternative transaction proposals. Mr. Lavigne indicated that he would apprise the LDR Board of this proposal for its consideration. Later that day, representatives of Goldman Sachs informed representatives of BofA Merrill Lynch of the terms of Parent’s counterproposal and representatives of White & Case sent a revised draft of the exclusivity agreement to Andrews Kurth.

On May 4, 2016, Zimmer Biomet and LDR entered into the Exclusivity Agreement, which is described below in Section 11 — “The Transaction Agreements — The Exclusivity Agreement.”

On May 6, 2016, representatives of Parent were granted access to a virtual data room containing certain non-public information regarding LDR’s business and operations and Parent commenced its due diligence review of the documentation provided in the virtual data room. Representatives of Parent participated in a number of due diligence conference calls with representatives of LDR’s management team following such date until June 6, 2016.

On May 12 and May 13, 2016, representatives of Parent and LDR, including their respective financial advisors and Andrews Kurth, attended in-person due diligence meetings at Andrews Kurth’s offices in Austin, Texas and representatives of White & Case participated by teleconference.

On May 19, 2016, representatives of White & Case delivered an initial draft of a merger agreement to Andrews Kurth.

On May 23, 2016, Mr. Johnson and Indraneel Kanaglekar, Parent’s Vice President, Business Development & PMO, met with Mr. Lavigne and Patrick Richard, LDR’s Executive Vice President, General Manager for LDR Médical, in Lost Pines, Texas to discuss LDR’s European operations. Later that day, Messrs. Lavigne, Dvorak, Johnson and Richard met to introduce Parent’s management team to Mr. Richard and to continue discussions regarding LDR’s operations.

Also on May 23, 2016, representatives of Andrews Kurth delivered a revised draft of the merger agreement to White & Case.

On May 24, 2016, Messrs. Dvorak and Johnson met with Messrs. Lavigne, Richard, McNamara and Way, together with Joseph Ross, LDR’s Executive Vice President, Global Marketing, James Burrows, LDR’s Executive Vice President and Chief Operating Officer, and André Potgieter, LDR’s Executive Vice President, US Sales, in Lost Pines, Texas, to continue due diligence discussions regarding, among other things, the LDR sales force structure and the interface between operations in Austin, Texas and operations in Troyes, France. During this meeting, LDR’s management team also discussed with Zimmer Biomet’s management team LDR’s most recent investor relations presentation.

On May 28, 2016, Mr. Dvorak contacted Mr. Lavigne to discuss Parent’s due diligence findings and the potential implications thereof on Parent’s financial perspectives regarding LDR. During such discussion, Mr. Lavigne informed Mr. Dvorak that LDR would not be willing to consider any changes to the proposed cash consideration. Mr. Dvorak suggested that the respective management teams of the two companies further discuss LDR’s management forecasts as well as the assumptions underlying Parent’s evaluation of the proposed transaction. Mr. Dvorak also informed Mr. Lavigne that Parent would require Mr. Lavigne and Mr. Richard to enter into post-closing employment arrangements with Parent. Mr. Lavigne indicated that he and other members of LDR’s management team would not be prepared to discuss any post-closing employment terms until the transaction consideration had been agreed.

On May 29, 2016, representatives of the respective management teams of Parent and LDR and representatives of BofA Merrill Lynch held a conference call to discuss the financial perspectives of Parent’s and LDR’s respective management teams regarding LDR, including assumptions underlying such perspectives, such as cervical disc replacement market growth expectations, LDR’s Mobi-C revenue estimates, potential benefits for Parent anticipated from accelerated payer coverage in the U.S. and EMEA, standalone interbody device market growth expectations, including the expected impact of future MIVo products and LDR’s standalone MIVo revenue estimates.

On May 30, 2016, representatives of White & Case delivered a revised draft of the merger agreement to Andrews Kurth.

On May 31, 2016, representatives of White & Case and Andrews Kurth discussed certain terms of the draft merger agreement, including the offer conditions, the definition of “Company Material Adverse Effect,” Parent’s efforts covenant, the no-solicitation covenant and related matters, reimbursement of Parent’s transaction expenses by LDR in the event that the merger agreement were terminated under certain circumstances and the extent to which LDR’s termination fee and expense reimbursement obligations would constitute Parent’s sole and exclusive remedies. During this call, representatives of Andrews Kurth and White & Case discussed next steps for initiating and advancing discussions regarding post-closing employment arrangements for certain of LDR’s executive officers assuming that no further negotiations would occur concerning the proposed transaction consideration.

On June 1, 2016, representatives of Andrews Kurth and White & Case discussed certain employment matters relating to the proposed transaction. Later that day, representatives of Andrews Kurth delivered a revised draft of the merger agreement to White & Case.

Also on June 1, 2016, Mr. Johnson contacted Mr. Lavigne and informed Mr. Lavigne that Parent was going to request a seven-day extension of the exclusivity period (which was then scheduled to expire on June 3, 2016) in order to finalize the draft merger agreement, finalize the communication plan and other documentation for the proposed transaction and negotiate post-closing employment agreements for Messrs. Lavigne and Richard.

Later on June 2, 2016, Mr. Dvorak contacted Mr. Lavigne to discuss outstanding items that needed to be addressed and Mr. Dvorak proposed a three-day extension of the exclusivity period to 11:59 p.m., Eastern time, on June 6, 2016. Mr. Lavigne indicated that he would apprise the LDR Board of the request for its consideration. On June 3, 2016, LDR and Parent entered into an amendment to the exclusivity agreement to provide for this extension.

Also, on June 3, 2016, representatives of White & Case and Andrews Kurth discussed certain terms of the draft merger agreement, including the offer conditions, the definition of “Company Material Adverse Effect,” the no-solicitation covenant and related matters, reimbursement of Parent’s transaction expenses by LDR in the event that the merger agreement were terminated under certain circumstances and the extent to which LDR’s termination fee and expense reimbursement obligations would constitute Parent’s sole and exclusive remedies. Later that day, representatives of White & Case delivered a draft term sheet for Mr. Lavigne’s post-closing employment agreement as well as a revised draft of the merger agreement to Andrews Kurth, which included an offer condition related to the active employment of Messrs. Lavigne and Richard at the acceptance time of the offer pursuant to new employment agreements to become effective as of such time.

On June 4, 2016, representatives of White & Case and Andrews Kurth discussed certain open items relating to the draft merger agreement, including the proposed offer condition related to Messrs. Lavigne’s and Richard’s respective employment, certain other offer conditions, the definition of “Company Material Adverse Effect,” and LDR’s obligation to reimburse Parent’s transaction expenses in the event that the merger agreement were terminated under certain circumstances. Representatives of Andrews Kurth also delivered a revised term sheet regarding Mr. Lavigne’s post-closing employment agreement with Parent to White & Case. Later that day, representatives of White & Case delivered a revised draft of the merger agreement to Andrews Kurth. On that day, Mr. Johnson again informed Mr. Lavigne that Parent would not execute a definitive agreement until Messrs. Lavigne and Richard executed post-closing employment agreements with Parent.

On June 5, 2016, Messrs. Johnson and Lavigne discussed the terms of Mr. Lavigne’s post-closing employment agreement with Parent. Later that day, representatives of Andrews Kurth delivered revised drafts of the merger agreement and the term sheet relating to Mr. Lavigne’s employment agreement to White & Case. Subsequently, representatives of White & Case and Andrews Kurth discussed the remaining open items relating to the draft merger agreement, including certain offer conditions and LDR’s obligation to reimburse Parent’s transaction expenses in the event that the merger agreement were terminated under certain circumstances. Later that day, representatives of White & Case delivered a revised draft of the merger agreement to Andrews Kurth.

On June 6, 2016, representatives of White & Case sent initial drafts of the post-closing employment agreement for Mr. Lavigne and a post-closing retention agreement for Mr. Richard. Messrs. Lavigne and Richard, together with other representatives of LDR, and Mr. Johnson, together with other representatives of Parent, continued to negotiate the terms of these agreements. Later that day, representatives of Andrews Kurth also delivered a revised draft of the merger agreement to White & Case.

Also on June 6, 2016, the Parent board of directors met telephonically, together with representatives of Parent’s management team and legal and financial advisors, to discuss the proposed transaction. The proposed transaction had the support of all of the members of the Parent board of directors, and, at this meeting, the Parent board of directors approved the proposed acquisition of LDR.

Later on June 6, 2016, the LDR Board unanimously determined that the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of LDR and its stockholders and the LDR Board, among other things, unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and recommended that the LDR stockholders accept the Offer and tender their Shares pursuant to the Offer.

During the evening of June 6, 2016, Parent and LDR finalized and executed the Merger Agreement and Parent finalized and executed the Employment Agreements, which are described below in Section 11 — “The Transaction Agreements — The Employment Agreements,” with Mr. Lavigne and Mr. Richard, as applicable.

Before the NYSE and NASDAQ opened on June 7, 2016, Parent and LDR issued a joint press release announcing execution of the Merger Agreement.

11. The Transaction Agreements.

The Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, LDR or their respective affiliates. The Merger Agreement contains representations, warranties and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter delivered by LDR to Parent in connection with the Merger Agreement. The representations, warranties and covenants in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Parent or LDR. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, LDR or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent and LDR publicly file.

The Offer. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and provided that the Merger Agreement shall not have been terminated in accordance with its terms, as promptly as reasonably practicable after the date of execution of the Merger Agreement (and in any event no later than ten business days after the date of execution of the Merger Agreement), Parent will cause Purchaser to, and Purchaser will, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. Subject to the satisfaction or waiver by Purchaser of the Offer Conditions, Parent will cause Purchaser to, and Purchaser will, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable (and in any event no later than three business days) after the Expiration Date. The obligation of Purchaser to accept for payment Shares validly tendered and not properly withdrawn pursuant to the Offer is subject only to the satisfaction, or waiver by Purchaser if permitted under the Merger Agreement, of the Offer Conditions described in Section 15 — “Certain Conditions of the Offer.” Parent and Purchaser expressly reserve the right to waive any of the Offer Conditions described in Section 15 — “Certain Conditions of the Offer” and to make any change in the terms of, or conditions to, the Offer. However, Parent and Purchaser will not (without the prior written consent of LDR): (i) waive the Minimum Condition; (ii) decrease the number of Shares sought to be purchased by Purchaser in the Offer; (iii) reduce the Offer Price; (iv) extend or otherwise change the Expiration Date (except to the extent required by the Merger Agreement); (v) change the form of consideration payable in the Offer; or (vi) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects LDR stockholders.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on July 13, 2016 (one minute after 11:59 p.m., New York City time, on July 12, 2016) (the “Initial Expiration Date”), which is 20 business days after the commencement of the Offer. Notwithstanding the foregoing, (i) Purchaser will, and Parent will cause Purchaser to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the NYSE or NASDAQ that is applicable to the Offer; provided, that in no event will Purchaser be required to extend the Offer beyond the Outside Date (and will not extend the Offer beyond the Outside Date without the written consent of LDR), and (ii) if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived by Parent or Purchaser, then Purchaser will, and Parent will cause Purchaser to, extend the Offer for successive periods up to 10 business days each, the length of each such period to be determined by Parent in its sole discretion; provided, however, that in no event will Purchaser be required to extend the Offer beyond the Outside Date (and may not extend the Offer beyond the Outside Date without the written consent of LDR). Neither Parent nor Purchaser may extend the Offer or provide for “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the Merger Agreement without the prior written consent of LDR.

The Offer may be terminated or withdrawn prior to the Expiration Date, but only if the Merger Agreement is validly terminated in accordance with its terms.

Notwithstanding anything in the Merger Agreement to the contrary, if, between the date of the Merger Agreement and the Acceptance Time, the number of outstanding Shares is changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date during such period, the Offer Price and the Merger Consideration (as defined below) will be appropriately adjusted, without duplication, to provide LDR stockholders the same economic effect as contemplated by the Merger Agreement prior to such event; provided, that no such adjustment will result in any increase or decrease of the aggregate Merger Consideration (as defined below).

Parent will cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and will cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under the Merger Agreement.

Board of Directors. The Merger Agreement provides that, subject to the Acceptance Time, Parent will be entitled to designate a number of directors, rounded up to the nearest whole number, constituting a majority of directors on the LDR Board as of the Acceptance Time, and LDR and the LDR Board will promptly take all actions necessary to cause Parent’s designees to be elected or appointed to the LDR Board as of the Acceptance Time, including increasing the size of the LDR Board to create vacancies and/or seeking and accepting resignations of incumbent directors. LDR’s obligations to appoint Parent’s designees to the LDR Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and LDR will take any action required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (subject to LDR’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). These provisions regarding the LDR Board are in addition to, and will not limit, any right that Parent, Purchaser or any affiliate of Parent or Purchaser may have (with respect to the election of directors or otherwise) under applicable law as a holder or beneficial owner of the Shares.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, at the Merger Effective Time, Purchaser will be merged with and into LDR and the separate corporate existence of Purchaser will thereupon cease. LDR will continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). At the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of LDR and Purchaser will vest in the Surviving Corporation, and all debts, liabilities, and duties of LDR and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

At the Merger Effective Time, the LDR charter will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement. As so amended, the LDR charter will be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable law. At the Merger Effective Time, the LDR bylaws will be amended to read in their entirety as the bylaws of Purchaser in effect immediately prior to the Merger Effective Time, except that the name of the Surviving Corporation as used therein will remain “LDR Holding Corporation,” and as so amended will be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

Unless the Merger Agreement has been terminated in accordance with its terms, the closing of the Merger (the “Closing”) will occur as promptly as practicable after the Acceptance Time, and in any case no later than the second business day) after all of the conditions to Closing set forth in the Merger Agreement (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) will have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). Subject to the provisions of the Merger Agreement, concurrently with the Closing, the parties will file a Certificate of Merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as LDR and Parent may agree upon and as is set forth in such Certificate of Merger. The Merger will be governed by Section 251(h) of the DGCL.

From and after the Merger Effective Time, the directors of Purchaser immediately prior to the Merger Effective Time will be the directors of the Surviving Corporation and the officers of LDR immediately prior to the Merger Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Effect of the Merger on Capital Stock.

At the Merger Effective Time:

•	each Share issued and outstanding immediately prior to the Merger Effective Time (other than treasury Shares held by LDR and any Shares owned by Parent, Purchaser or any direct or indirect subsidiary of Parent or LDR (each, an “Excluded Share”) or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) will be converted into the right to receive an amount in cash, without interest, equal to the Offer Price, less any deductions or withholding of taxes required by applicable law (the “Merger Consideration”);

•	each Share converted into the right to receive Merger Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist;

•	each Excluded Share issued and outstanding immediately prior to the Merger Effective Time, by virtue of the Merger, will cease to be outstanding and will be automatically canceled and retired without payment of any consideration therefor and will cease to exist; and

•	each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Merger Effective Time will be converted into one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

As of the Merger Effective Time, each Share represented by book-entry (the “Book-Entry Shares”) (other than treasury Shares held by LDR and any Shares owned by Parent, Purchaser or any direct or indirect subsidiary of

Parent or LDR or any Shares held by any person who is entitled to and properly demands statutory appraisal of his, her or its Shares under Section 262 of the DGCL in connection with the Merger) will thereafter represent only the right to receive the Merger Consideration upon transfer of such Book-Entry Shares.

Treatment of LDR Equity Awards.

•	At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, LDR, the Surviving Corporation, any holder of LDR Options or any other person, each LDR Option that is outstanding immediately prior to the Merger Effective Time (whether vested or unvested) will be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and will no longer be outstanding and will automatically be canceled, retired and will cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such LDR Option, and (ii) the number of Shares underlying such LDR Option. To the extent that the exercise price per Share of an LDR Option is equal to or higher than the Merger Consideration, then such LDR Option will be terminated immediately prior to the Merger Effective Time and the holder thereof will be entitled to no consideration in connection with such cancellation. No interest will be paid or accrued on any cash payable with respect to any LDR Option.

•	At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, LDR, the Surviving Corporation, any LDR stockholder or holder of LDR Restricted Stock Unit or any other person, each LDR Restricted Stock Unit that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) will be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and will no longer be outstanding and will automatically be canceled, retired and cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such LDR Restricted Stock Unit. No interest will be paid or accrued on any cash payable with respect to any LDR Restricted Stock Units.

•	At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, LDR, the Surviving Corporation, any LDR stockholder or holder of LDR Restricted Stock Unit or any other person, each LDR Performance Stock Unit that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) will be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and will no longer be outstanding and will automatically be canceled, retired and cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such LDR Performance Stock Unit (with respect to LDR Performance Stock Units that are in their performance period as of the Merger Effective Time, determined in accordance with the existing award agreement related to each outstanding LDR Performance Stock Unit). No interest will be paid or accrued on any cash payable with respect to any LDR Performance Stock Units.

•	At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, LDR, the Surviving Corporation, any LDR stockholder or holder of LDR Phantom Units or any other person, each LDR Phantom Unit that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) will be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and will no longer be outstanding and will automatically be canceled, retired and cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such LDR Phantom Unit. No interest will be paid or accrued on any cash payable with respect to any LDR Phantom Unit.

Prior to the Closing, LDR will cause each holder of a BCE Warrant to exercise his or her BCE Warrant for all of the number of shares of LDR Médical S.A.S.’s (“Médical”) capital stock issuable pursuant to the terms of such BCE Warrant, and to immediately thereafter exchange all of such capital stock of Médical issued upon exercise of the BCE Warrant for Shares.

Representations and Warranties. In the Merger Agreement, LDR has made customary representations and warranties to Parent and Purchaser, which are subject to specified exemptions and qualifications contained in the Merger Agreement and the confidential disclosure letter that LDR delivered to Parent and Purchaser concurrently with the execution of the Merger Agreement and to certain disclosure in LDR’s SEC filings filed on or after January 1, 2016 (including the exhibits and other information incorporated by reference therein) and publicly available prior to the date of the Merger Agreement, including representations relating to, among other things:

•	corporate matters such as organization, standing, corporate power and authority and qualification;

•	capitalization of LDR and its subsidiaries, including the number of Shares issued and outstanding;

•	authority relative to the Merger Agreement, including approval by the LDR Board;

•	absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws, in each case, arising out of the execution, delivery or performance by LDR of the Merger Agreement and the consummation by LDR of the transactions contemplated by the Merger Agreement;

•	required governmental filings, consents and approvals in connection with the execution, delivery or performance by LDR of the Merger Agreement and the consummation by LDR of the transactions contemplated by the Merger Agreement;

•	SEC filings and LDR’s financial statements;

•	LDR’s internal controls and procedures;

•	absence of certain undisclosed liabilities;

•	absence of certain changes;

•	compliance with applicable laws and permits;

•	employee benefits matters;

•	tax matters;

•	labor matters;

•	litigation matters and investigations by governmental authorities;

•	environmental matters;

•	intellectual property matters;

•	real property;

•	certain material contracts of LDR and its subsidiaries;

•	regulatory compliance;

•	customers and suppliers;

•	product liability and warranty claims;

•	inventory matters;

•	maintenance of certain insurance policies by LDR and its subsidiaries;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	receipt by LDR of an opinion from its financial advisor;

•	inapplicability of state takeover laws and regulations to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	assuming that the transactions contemplated by the Merger Agreement are consummated in accordance with Section 251(h) of the DGCL, the absence of any vote or consent required of LDR stockholders to authorize the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•	broker’s, finder’s, financial advisor’s and similar fees and commissions; and

•	related party transactions.

The representations and warranties in the Merger Agreement made by LDR are, in certain cases, modified by “knowledge”, “materiality” and “Company Material Adverse Effect” qualifiers. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (a) has a materially adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of LDR and its subsidiaries, taken as a whole, or (b) prevents, materially impedes or materially delays the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement by LDR or otherwise prevents LDR from performing its obligations under the Merger Agreement. For the purposes of clause (a), the definition of “Company Material Adverse Effect” excludes the following from constituting or being taken into account in determining whether there has been a Company Material Adverse Effect:

(i)	changes in general economic or political conditions;

(ii)	financial or security market fluctuations or conditions (including changes to foreign currency markets);

(iii)	changes in, or events affecting, the industries in which LDR and its subsidiaries operate;

(iv)	acts of war or terrorism;

(v)	natural disasters, acts of God, weather conditions or other calamities;

(vi)	changes in GAAP, applicable law or interpretations thereof;

(vii)	any failure by LDR to meet any estimates or outlook of revenues or earnings or other financial projections (except that this clause (vii) will not prevent a determination that any event, occurrence, fact, condition, change, development or effect giving rise to or contributing to such failure has resulted in a Company Material Adverse Effect);

(viii)	the identity of Parent or any of its affiliates as the acquiror of LDR, or its or their plans for LDR, including the impact therefrom on the relationships, contractual or otherwise, of LDR or any of LDR’s subsidiaries, including with their respective employees, works councils, customers, suppliers, distributors or partners;

(ix)	compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to by Parent; and

(x)	a certain matter that is described in the confidential disclosure letter that LDR delivered to Parent concurrently with the execution of the Merger Agreement;

provided, that, in the cases of the foregoing clauses (i) through (vi), any such event, occurrence, fact, condition, change, development or effect does not disproportionately affect LDR or any of its subsidiaries relative to other peers in the industries in which LDR or its subsidiaries operate, in which case such disproportionate effect may be taken into account when considering whether a Company Material Adverse Effect has occurred.

Additionally, the Merger Agreement provides that LDR has represented that the LDR Board, by resolutions duly adopted by vote at a meeting of the LDR Board duly called and held at which all of the directors of LDR were present and have unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, LDR and LDR stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that LDR stockholders accept the Offer and tender all of their Shares to Purchaser pursuant to the Offer (collectively with the foregoing clauses (i) and (ii), the “LDR Board Recommendation”) and (iv) resolved that the Merger be effected under Section 251(h) of the DGCL.

In the Merger Agreement, Parent and Purchaser have also made customary representations and warranties to LDR that are subject to specified exemptions and qualifications contained in the Merger Agreement and the confidential disclosure letter that Parent and Purchaser delivered to LDR concurrently with the execution of the Merger Agreement. Parent’s and Purchaser’s representations and warranties are, in certain cases, modified by “knowledge”, “materiality” and “Parent Material Adverse Effect” qualifiers. For the purposes of the Merger Agreement, “Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that prevents, materially impedes or materially delays the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement by Parent or Purchaser or otherwise prevents Parent or Purchaser from performing its obligations under the Merger Agreement.

Parent’s and Purchaser’s representations and warranties, include representations relating to, among other things:

•	corporate matters such as organization, standing, corporate power and authority and qualification;

•	authority relative to the Merger Agreement;

•	absence of certain violations, breaches or defaults under certain contracts, organizational documents and laws, in each case, arising out of the execution, delivery and performance by Parent and Purchaser of the Merger Agreement and the consummation by Parent and Purchaser of the transactions contemplated by the Merger Agreement;

•	required filings, consents and approvals in connection with the execution, delivery and performance of Parent and Purchaser of the Merger Agreement and the consummation by Parent and Purchaser of the transactions contemplated by the Merger Agreement;

•	availability of sufficient funds to consummate the transactions contemplated by the Merger Agreement;

•	ownership of Shares;

•	broker’s, finder’s, financial advisor’s or other similar fees or commissions;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9; and

•	the reasons for Purchaser’s formation, the nature of Purchaser’s operations and assets and Parent’s beneficial ownership of all of the shares of Purchaser.

None of the representations and warranties contained in the Merger Agreement will survive beyond the Merger Effective Time.

Conduct of Business. The Merger Agreement contains certain covenants restricting the conduct of business by LDR from the date of the Merger Agreement until the Merger Effective Time or the earlier termination of the Merger Agreement in accordance with its terms. In general, LDR has agreed that, except as expressly required or permitted by the Merger Agreement, as set forth on the confidential disclosure letter that LDR delivered to Parent and Purchaser concurrently with the execution of the Merger Agreement, as required by applicable law or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), LDR will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course in all material respects consistent with past practice;

•	to the extent not inconsistent with the first bullet point above, use its commercially reasonable efforts to preserve intact its business organization and goodwill and in all material respects its relationships with customers, suppliers, licensors, licensees, distributors, governmental authorities and other third parties and to keep available the services of its current officers and employees;

•	use its commercially reasonable efforts to protect LDR intellectual property, and to avoid infringing, misappropriating or otherwise violating any intellectual property of any third person; and

•	comply in all material respects with all laws and permits applicable to LDR and its subsidiaries.

LDR has also agreed that from the date of the Merger Agreement until the Merger Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, except as expressly required or permitted by the Merger Agreement, as set forth in the confidential disclosure letter that LDR delivered to Parent and Purchaser concurrently with the execution of the Merger Agreement, as required by applicable law or as consented to in writing by Parent, which consent may not be unreasonably withheld, conditioned or delayed, LDR will not take certain actions (subject to exceptions specified in the Merger Agreement), including that, among others:

•	LDR will not and will cause each of its subsidiaries not to amend or restate, or propose to amend or restate their respective organizational documents;

•	LDR will not, and will not permit any of its subsidiaries to, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to authorize the issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agreement of any equity interests of LDR or any of its subsidiaries or securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire, any equity interests of LDR or any of its subsidiaries, or (ii) enter into any amendment of any term of any of its outstanding securities (other than (A) pursuant to equity awards outstanding under any of LDR’s equity plans in effect on the date of the Merger Agreement, (B) Shares to be issued in accordance with LDR’s 2013 Employee Stock Purchase Plan (the “ESPP”) relating to the offering period in effect as of the date of the Merger Agreement, (C) in connection with the exercise and subsequent conversion of the BCE Warrants outstanding on the date of the Merger Agreement or (D) as otherwise permitted under bullet point nine below);

•	LDR will not, and will not permit any of its subsidiaries to, sell, pledge, dispose of, transfer, lease, exclusively license, or encumber (other than liens permitted under the Merger Agreement), or authorize the sale, pledge, disposition, transfer, lease, exclusive license or encumbrance (other than liens permitted under the Merger Agreement) of, any tangible property or assets of LDR or any of its subsidiaries, except in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 individually and $1,000,000 in the aggregate;

•	LDR will not, and will not permit any of its subsidiaries to, (i) acquire (including exercising any rights to acquire or agree to acquire by merger, consolidation or otherwise, or by purchasing any equity interest or debt securities in or any assets of, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, or any other assets or (ii) merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LDR or any of its subsidiaries (other than the Offer and the Merger), except (A) transactions between or among LDR and any of its subsidiaries, (B) for the acquisition of raw materials, supplies, equipment or inventory in the ordinary course of business consistent with past practice, (C) capital expenditures and (D) for the acquisition of any business or assets for consideration that is in the aggregate not in excess of $5,000,000;

•

subject to certain exceptions, LDR will not, and will not permit any of its subsidiaries to, and will not propose or commit to, (i) declare, set aside, make or pay any dividend or other distribution or enter into any agreement with respect to the voting of the capital stock of LDR, (ii) reclassify, combine, split or subdivide any capital stock of LDR or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its or its subsidiaries’ capital stock or (iii) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any equity interests of LDR or any of its subsidiaries (other than in connection with (A) the surrender of Shares by holders of LDR Options in order to pay the exercise price of LDR Options, (B) the withholding of shares to satisfy tax obligations with respect to LDR Options, LDR Performance Stock Units, LDR Phantom Units, and LDR Restricted Stock Units, (C) the acquisition by LDR of LDR Options, LDR Performance Stock Units, LDR Phantom Units, and LDR Restricted Stock Units in connection with the forfeiture of such awards, or (D) the exercise and subsequent conversion of the BCE Warrants);

•	subject to certain exceptions, LDR will not, and will not permit any of its subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate, or (B) loans or investments by LDR or a subsidiary of LDR to or in any wholly-owned subsidiary of LDR, (ii) incur, assume, modify, redeem, cancel or repurchase any indebtedness for money borrowed, other than loans or investments by LDR or a wholly owned subsidiary of LDR to or in any wholly owned subsidiary of LDR, or issue any debt securities, (iii) assume, guarantee, endorse or otherwise become liable or responsible for the debt securities, indebtedness or other obligations of another person, (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of LDR or any of its subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another person other than any subsidiary of LDR or (vi) enter into any arrangement having the economic effect of any of the foregoing;

•	LDR will not, and will not permit any of its subsidiaries to, (i)(A) materially amend or change, or cancel, terminate, renew or extend, or request any material change in or agree to any material change in, any of its material contracts listed in the disclosure letter that LDR delivered to Parent, other than the lapse or expiration of any material contract in accordance with the terms thereof (the “Material Contracts”), or (B) waive, release or assign, in any respect, any material rights under any of the Material Contracts or (ii) enter into any new contract, agreement or arrangement that would be considered a “Material Contract” (as defined in the Merger Agreement) if it had existed as of the date of the Merger Agreement;

•	other than in the ordinary course of business consistent with past practice, LDR will not, and will not permit any of its subsidiaries to, grant any incentives, rebates or discounts to customers, suppliers or distributors, except as provided by any contract in effect on the date of the Merger Agreement to which LDR or any of its subsidiaries is a party or by which LDR or any of its subsidiaries is bound;

•

except as required by the terms of any LDR benefit plan or the BCE Warrants existing as of the date of the Merger Agreement or as contemplated by the transactions contemplated by the Merger Agreement, LDR will not, and will not permit any of its subsidiaries: (i) to increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of LDR or its subsidiaries other than increases to any such individuals who are not directors or officers of LDR or any of its subsidiaries in the ordinary course of business consistent with past practice that do not exceed ten percent individually or two percent in the aggregate, (ii) to become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any LDR benefit plan, (iii) except as expressly provided by the Merger Agreement, to accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (iv) to grant any new awards under any LDR benefit plan other than grants to employees and independent sales personnel or distributors in connection with new hires, promotions, annual equity grants or similar circumstances in each case in the ordinary course of business consistent with past practice, (v) to amend or modify any outstanding award under any LDR benefit plan, (vi) to cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any LDR benefit plan, (vii) to enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (viii) to change any actuarial or other assumptions used to calculate funding obligations with respect to any LDR benefit plan, except as may be required by GAAP or applicable law, (ix) to forgive any material loans, or issue any material loans (other than routine travel advances issued in the ordinary course of business) to any of its or its subsidiaries’

directors, officers, contractors or employees, or (x) to hire or to engage any new employee or terminate (other than for cause) the employment of any employee if such employee is reasonably expected to or does receive annual base compensation in excess of $150,000 per year;

•	LDR will not materially change its method of accounting, except as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with LDR’s independent public accountants), or as may be required by a change in applicable law;

•	LDR will not, and will not permit any of its subsidiaries to, (i) make, change or revoke any material tax election except as required by applicable law, (ii) settle, compromise, enter into any closing agreement or agree to an extension or waiver of any statute of limitations with any tax authority with respect to, any material tax claim, audit or assessment, (iii) surrender, settle or compromise any right to claim a material refund of taxes, (iv) settle, compromise or consent to any extension or waiver of the limitation period applicable to any material tax claim, audit or assessment relating to LDR or any of its subsidiaries, (v) change any annual material tax accounting period or method of tax accounting, (vi) incur any material liability for taxes other than in the ordinary course of business, (vii) prepare any tax returns in a manner which is materially inconsistent with the past practices of LDR or the applicable subsidiary of LDR, (viii) take any action, other than in the ordinary course of business consistent with past practice, which would change materially and negatively the future usability of net operating loss carryovers, or (ix) file an amended tax return or a claim for a refund of taxes with respect to the income, operations or property of LDR or its subsidiaries;

•	other than in the ordinary course of business and consistent with past practice, LDR will not, and will not permit any of its subsidiaries to, (i) make, authorize, or enter into any commitment for, any new capital expenditures in an amount in excess of $10,000,000 in the aggregate or (ii) materially delay the payment of any capital expenditure or account payable or other liability beyond the date when such capital expenditure, account payable or liability would have been paid in the ordinary course of business consistent with past practice;

•	LDR will not, and will not permit any of its subsidiaries to, waive, release, assign, pay, discharge, settle or satisfy any actions or liabilities arising from such actions or consent to the entry of any order other than any payment, discharge, settlement, satisfaction or consent in the ordinary course of business consistent with past practice that involves only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•	LDR will not, and will not permit any of its subsidiaries to, commence any action other than in the ordinary course of business consistent with past practice (other than to enforce its rights under the Merger Agreement and in connection with the transactions contemplated by the Merger Agreement);

•	LDR will not, and will not permit any of its subsidiaries to, enter into any agreement or arrangement that would be required to be reported by LDR pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•	LDR will not, and will not permit any of its subsidiaries to, (i) grant liens (other than liens permitted under the Merger Agreement) on, sell, assign, transfer, license, sublicense, covenant not to assert, impair, let lapse, cancel, abandon, fail to maintain or otherwise dispose of any material LDR intellectual property (other than non-exclusive licenses granted in the ordinary course of business to persons who are not competitors of LDR, any subsidiary of LDR, Parent or any subsidiary of Parent), or (ii) grant, extend, amend, waive or modify any rights in or to any material LDR intellectual property;

•	LDR will not, and will not permit any of its subsidiaries to, enter into any material line of business other than the lines of business in which LDR and its subsidiaries are currently engaged as of the date of the Merger Agreement;

•	subject to certain exceptions, LDR will not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated or materially impaired;

•	subject to certain exceptions, LDR will not, and will not permit any of its subsidiaries to, terminate or permit any material governmental permit to lapse; or

•	LDR will not, and will not permit any of its subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing actions.

Acquisition Proposals. From and after the date of the Merger Agreement until the earlier of the Acceptance Time or the date, if any, on which the Merger Agreement is validly terminated pursuant to its terms, and except as otherwise specifically provided for in the Merger Agreement, LDR has agreed not to (and to cause its subsidiaries and its representatives of LDR or any of its subsidiaries not to), directly or indirectly:

•	solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal (as defined below); or

•	other than informing persons of the non-solicitation provisions of the Merger Agreement, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way that could otherwise reasonably be expected to lead to, any Alternative Transaction Proposal.

Notwithstanding anything to the contrary contained in the Merger Agreement, LDR and its subsidiaries and their respective representatives may in any event inform a person that has made or, to the knowledge of LDR, is considering making an Alternative Transaction Proposal of the non-solicitation provisions of the Merger Agreement. LDR has also agreed to, and to cause each of its subsidiaries and each of the representatives of LDR and its subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction Proposal, and will not modify, amend or terminate, or waive release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which LDR or any of its subsidiaries is a party relating to any such Alternative Transaction Proposal and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction; provided, that LDR will be permitted to waive the standstill agreement described in the confidential disclosure letter that LDR delivered to Parent concurrently with the execution of the Merger Agreement. Further, LDR has agreed to promptly request each person that has executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of the Merger Agreement to or for the benefit of such person by or on behalf of LDR or any of its subsidiaries.

In addition, pursuant to the Merger Agreement, LDR has agreed that in the event that LDR receives after the date of the Merger Agreement and prior to the Acceptance Time or the earlier termination of the Merger Agreement in accordance with its terms, an unsolicited, bona fide written Alternative Transaction Proposal, LDR may then take the following actions (but only if (x) (A) the LDR Board concludes in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law, (B) the LDR Board determines in good faith that, after consultation with its outside legal counsel and financial advisors that such Alternative Transaction Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined below) and (C) LDR has given Parent prior written notice of its intention to take any of the following actions and of the identity of the person or group making such Alternative Transaction Proposal and (y) it will not have breached any, and continues to comply with all, of its other non-solicitation obligations under the Merger Agreement):

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furnish nonpublic information with respect to LDR and its subsidiaries to the person or group making such Alternative Transaction Proposal; provided, that (A) prior to furnishing any such nonpublic information, it receives from such person or group an executed confidentiality agreement (a copy of which will be provided, promptly after its execution, to Parent) containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, LDR’s ability to consummate the transactions contemplated by the Merger Agreement or to comply with its disclosure obligations to Parent pursuant to the Merger Agreement, and (B) substantially concurrently with furnishing any such nonpublic information to such person or group, it furnishes such nonpublic information to Parent; and

•	engage in discussions or negotiations with such person or group with respect to such Alternative Transaction Proposal.

LDR has also agreed under the Merger Agreement that as promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that could reasonably be expected to lead to, any Alternative Transaction Proposal, LDR will provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the person or group making any such Alternative Transaction Proposal, request or inquiry, if not previously provided pursuant to the Merger Agreement. In addition, commencing upon the provision of any notice referred to above and continuing until such Alternative Transaction Proposal, request or inquiry is withdrawn, (i) each day at mutually agreeable times, LDR (or its outside legal counsel) will, in person or by telephone, provide Parent (or its outside legal counsel) a summary of the status of such Alternative Transaction Proposal, request or inquiry and the resolved or unresolved issues (including the stated positions of the parties to such negotiations on such issues) related thereto, including amendments or proposed amendments as to price and other terms of such Alternative Transaction Proposal, request or inquiry, and any other information as is reasonably necessary to keep Parent fully informed in all material respects of all oral or written communications regarding, and the status and terms of, and changes in any such Alternative Transaction Proposal, request or inquiry, and, (ii) LDR will promptly upon receipt or delivery thereof, provide Parent (or its outside legal counsel) with unredacted copies of all drafts and final versions (and any comments thereon) of written materials (including schedules and exhibits thereto and any materials provided by email or otherwise in electronic format) relating to such Alternative Transaction Proposal, request or inquiry exchanged between LDR, any of its subsidiaries or any of their respective representatives, on the one hand, and the person making such Alternative Transaction Proposal, request or inquiry or any of its representatives, on the other hand. LDR will provide Parent with 72 hours prior notice (or such lesser prior notice as is provided to the members of the LDR Board) of any meeting of the LDR Board at which the LDR Board is reasonably expected to consider any Alternative Transaction Proposal. Any material amendment to any Alternative Transaction Proposal will be deemed to be a new Alternative Transaction Proposal.

For the purposes of the Merger Agreement, an “Alternative Transaction” means any of the following transactions:

•	any merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving LDR or any subsidiary of LDR that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, except that references to “25 percent” in such definition shall be deemed to be references to “15 percent”);

•	any direct or indirect acquisition or purchase, by any person or group of persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of LDR, of assets or properties that constitute 15 percent or more of the assets and properties (based on fair market value) of LDR and its subsidiaries, taken as a whole, immediately prior to such transaction;

•	any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, by any person or group of persons of beneficial ownership, or the right to acquire beneficial ownership, of 15 percent or more of the voting power or any class of equity securities of LDR;

•	any issuance or sale or other disposition (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) in a single transaction or a series of related transactions of 15 percent or more of the voting power or any class of equity securities of LDR; or

•	any other transaction having a similar effect to those described in the points above, in each case, other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

For the purposes of the Merger Agreement, an “Alternative Transaction Proposal” means any offer, proposal, letter of intent or indication of interest, written or oral (whether binding or non-binding), made by any person or group of persons (other than Parent and Purchaser) to LDR or its stockholders, relating to an Alternative Transaction.

For the purposes of the Merger Agreement, a “Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal not attributable to or arising from a breach of the non-solicitation provisions of the Merger Agreement, which the LDR Board determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including financing, stockholder litigation and breakup fee and expense reimbursement provisions) and the Person making the proposal, that:

•	is reasonably likely to be consummated upon the terms proposed;

•	to the extent financing is required, such financing is then fully committed on customary terms and conditions;

•	the per-share consideration offered is greater than the Merger Consideration (including, if the per-share consideration is not all cash, a determination by the LDR Board in good faith (after consultation with its financial advisors) to such effect); and

•	is otherwise on terms that the LDR Board has determined is superior, from a financial point of view, to the transactions contemplated by the Merger Agreement;

provided, however, that for purposes of the definition of “Superior Proposal,” the term “Alternative Transaction Proposal” will have the meaning assigned to such term in the Merger Agreement, except that the reference to “15 percent or more of the assets and properties (based on fair market value) of LDR and its subsidiaries, taken as a whole” will be deemed to be a reference to “all or substantially all of the assets and properties (based on fair market value) of LDR and its subsidiaries, taken as a whole” and the reference to “15 percent of more of any class of equity securities” will be deemed to be a reference to “50 percent or more of its total voting power.”

LDR Board of Directors Recommendation. LDR has agreed that the LDR Board will not, and any committee thereof will not, directly or indirectly:

•	withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent), publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent) the LDR Board Recommendation, or fail to make the approval, recommendation or declaration of advisability by the LDR Board or any committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or take any public actions or make any public statement inconsistent with the LDR Board Recommendation;

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal; or

•	publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal

(any such action described in the points above, an “LDR Adverse Recommendation Change”).

In addition, LDR has agreed that the LDR Board will not, and any committee thereof will not, directly or indirectly, approve or recommend, or publicly propose to approve or recommend, or allow LDR or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding relating to any Alternative Transaction Proposal or any offer or proposal that could reasonably be expected to lead to an Alternative Transaction Proposal or requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding anything to the contrary set forth in the preceding two paragraphs, solely in response to a Superior Proposal, the LDR Board may make an LDR Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with termination of the Merger Agreement pursuant to a Superior Proposal, only if all of the following conditions are met:

•	a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

•	the Acceptance Time has not passed;

•	LDR (A) has provided to Parent three business days’ prior written notice, stating expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the person or group making the Superior Proposal), and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person or group making such Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal will require a new notice and a new three business day period) and (3) that it intends to effect an LDR Adverse Recommendation Change and the manner in which it intends to do so or that it intends to terminate the Merger Agreement pursuant to a Superior Proposal in order to enter into an acquisition agreement, as applicable, and (B) prior to making such an LDR Adverse Recommendation Change or terminating the Merger Agreement pursuant to a Superior Proposal, as applicable, to the extent requested by Parent, LDR has engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that such alternative acquisition agreement ceases to constitute a Superior Proposal;

•	the LDR Board will have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Parent, it is required to make an LDR Adverse Recommendation Change or terminate the Merger Agreement pursuant to a Superior Proposal, as applicable, in order to comply with its fiduciary duties under applicable law; and

•	LDR has not breached any of its non-solicitation obligations under the Merger Agreement.

Intervening Event. The LDR Board may effect an LDR Adverse Recommendation Change at any time prior to the Acceptance Time in response to an Intervening Event, only if all of the following conditions are met:

•	an Intervening Event has occurred;

•	the Acceptance Time has not passed;

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LDR (A) has provided to Parent three business days’ prior written notice, which notice states expressly in reasonable detail the material facts underlying the LDR Board’s determination that an Intervening Event has occurred and the rationale and basis for such LDR Adverse Recommendation Change (it being understood and agreed that any material development in an Intervening Event will require a new notice and a new three business day period) and (B) prior to making such an LDR Adverse Recommendation Change, to the extent requested by Parent, LDR has engaged in good faith negotiations with Parent to amend the Merger Agreement so as to obviate the need to effect an LDR Adverse Recommendation Change on the basis of such Intervening Event so that the transactions contemplated by the Merger Agreement may be effected;

•	the LDR Board has determined in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event and taking into account any revised terms offered by Parent, it is required to make an LDR Adverse Recommendation Change in order to comply with its fiduciary duties under applicable law; and

•	LDR has not breached any of its non-solicitation obligations under the Merger Agreement.

In addition, unless the Merger Agreement is otherwise terminated pursuant to its terms, LDR will not take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar law inapplicable to any transactions contemplated by an Alternative Transaction Proposal.

For the purposes of the Merger Agreement, an “Intervening Event” means, with respect to LDR, a material event, occurrence, fact, condition, change, development or set of circumstances that was not known or reasonably foreseeable by the LDR Board as of or prior to the date of the Merger Agreement and becomes known to the LDR Board prior to the Acceptance Time, other than:

•	a willful breach of the Merger Agreement by LDR or any of its subsidiaries;

•	changes in the market price or trading volume of the Shares (however, the underlying reasons for such changes may constitute an Intervening Event);

•	the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Merger Effective Time by LDR or Parent or any of their respective subsidiaries from any governmental authority in connection with the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	an Alternative Transaction Proposal, or an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, or the consequences thereof; or

•	the fact that, in and of itself, LDR exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (however, the underlying reasons for such events may constitute an Intervening Event).

Tender Offer Rules. Nothing contained in the Merger Agreement will prohibit LDR or the LDR Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, that LDR will not effect, or disclose pursuant to such rules or otherwise a position which constitutes, an LDR Adverse Recommendation Change unless specifically permitted to the terms of the Merger Agreement; and provided, further, that any disclosure other than (i) a “stop-look-and listen” communication to the stockholders of LDR pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of LDR), (ii) an express rejection of any applicable Alternative Transaction Proposal or (iii) an express reaffirmation of the LDR Board Recommendation, in each case will be deemed to be an LDR Adverse Recommendation Change.

Merger without a Stockholders’ Meetings. The parties to the Merger Agreement have agreed that as promptly as practicable following the Acceptance Time, the parties shall take all necessary and appropriate actions to cause the Merger to become effective without a meeting of LDR stockholders, in accordance with Section 251(h) of the DGCL.

Access to Information. From the date of the Merger Agreement until the Merger Effective Time, subject to the requirements of applicable laws, LDR will, and will cause each of its subsidiaries and the representatives of LDR and its subsidiaries to, afford Parent and its representatives, following notice from Parent to LDR, reasonable access during normal business hours to the officers, employees, agents, auditors, properties, offices and other facilities and the books and records of LDR and its subsidiaries, and will furnish, and cause to be furnished, to Parent all other financial, operating and other data and information as Parent may reasonably request (but without LDR or its representatives being required to produce any information that is not generated in the ordinary course of business) and, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received by LDR or any of its subsidiaries pursuant to the requirements of the federal securities laws or a governmental authority, except, in each case, as may be restricted by applicable law and certain other restrictions.

All information and materials provided pursuant to the Merger Agreement will be subject to the provisions of the Confidentiality Agreement, dated as of March 21, 2016, by and between LDR and Parent (as it may be amended from time to time, the “Confidentiality Agreement”), which will remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in the Merger Agreement or the Confidentiality Agreement, the Confidentiality Agreement will be deemed terminated as of the Closing.

Commercially Reasonable Efforts. Each of the parties to the Merger Agreement has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Each of the parties to the Merger Agreement has also agreed to furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any governmental authority or any other information supplied by such party to a governmental authority in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

In addition, each of the parties to the Merger Agreement has agreed to use its commercially reasonable efforts (i) to file or cause to be filed, as promptly as practicable (but in no event later than five business days from the date of the Merger Agreement with respect to the HSR Act), all required filings under the HSR Act and all required filings under other applicable antitrust laws that Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (ii) to obtain early termination of the waiting period under the HSR Act and other applicable antitrust laws. Each of the parties to the Merger Agreement has also agreed to consult and cooperate with each other in the preparation of such filings, and to promptly inform the other parties of any material communication received by such party from any antitrust authority regarding the transactions contemplated by the Merger Agreement. LDR may not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Merger Agreement at the behest of any governmental authority without the written consent of Parent.

Each of LDR and Parent has agreed keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and to use its commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any governmental authority with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (iii) to the extent practical, not participate in any meeting with any such governmental authority with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement unless it consults with the other in advance; and (iv) furnish the other with such necessary information and reasonable assistance as LDR or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such governmental authority.

The parties to the Merger Agreement have agreed that if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law, or if any action is instituted by the Federal Trade Commission, the Department of Justice or any other applicable governmental authority challenging any of the transactions contemplated by the Merger Agreement or which would otherwise prohibit, materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement, LDR will take all actions necessary to resolve any such objections or actions (or threatened actions) so as to permit the consummation of the transactions contemplated by the Merger Agreement to close as soon as reasonably practicable. However, (i) LDR will not propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, any divestiture without the prior written consent of Parent, and (ii) any obligations undertaken will be conditioned upon the occurrence of the Closing. In addition, Parent’s and Purchaser’s obligations to use commercially reasonable efforts will not include (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, any divestiture, and (B) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any person under any antitrust law or seeking to have any stay, restraining order, injunction or similar order entered by any governmental authority vacated, lifted, reversed, or overturned

Prior to the Closing Date, LDR will cooperate with Parent and use reasonable best efforts to cause the delisting of LDR and the Shares from NASDAQ as promptly as practicable after the Merger Effective Time and the deregistration of the Shares as promptly as practicable after such delisting.

State Takeover Statutes. LDR has agreed to take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar law is or becomes applicable to the Merger Agreement or the any of the transactions contemplated by the Merger Agreement, and if any such state or law becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, LDR and the LDR Board will take all action necessary to ensure that such transactions may be consummated as promptly as practicable upon the terms required by, or provided for, in the Merger Agreement and otherwise to render inapplicable (or, if not possible, minimize the effect of) such law on the Merger and the other transactions contemplated by the Merger Agreement.

Indemnification and Insurance. The Merger Agreement provides that for a period of six years following the Merger Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation will, honor and fulfill in all respects the obligations of LDR and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Merger Effective Time between LDR or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of LDR or any of its subsidiaries prior to the Merger Effective Time (the “Indemnified Parties”). In addition, for a period of six years following the Merger Effective Time, Parent will cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable, in the aggregate, as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of LDR and its subsidiaries immediately prior to the Merger Effective Time.

For a period of six years following the Merger Effective Time, the Surviving Corporation will maintain in effect the current policies (whether through purchase of a “tail” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance maintained by LDR, in respect of acts or omissions occurring at or prior to the Merger Effective Time, covering each person covered by the directors’ and officers’ insurance immediately prior to the Merger Effective Time (a true, correct and complete copy of which has already been delivered to Parent), on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the directors’ and officers’ insurance in effect on the date of the Merger Agreement; provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of LDR; and provided, further that if the aggregate annual premiums for such policies at any time during such period will exceed 300 percent of the per year premium rate paid by LDR and its subsidiaries as of the date hereof for such policies, then Parent and the Surviving Corporation will only be required to provide such coverage as will then be available at an annual premium equal to 300 percent of such rate.

Notwithstanding anything in the Merger Agreement to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth anniversary of the Merger Effective Time that an action (whether arising before, at or after the Merger Effective Time) has been commenced against such Indemnified Party in respect of which such person would be entitled to and expects to seek indemnification pursuant to the director and officer indemnification provisions, the director and officer indemnification provisions will continue in effect with respect to such action until the final disposition of such action.

Employee Matters. The Merger Agreement provides that Parent has agreed that the employees of LDR and its subsidiaries at the Merger Effective Time who continue to remain employed with LDR or its subsidiaries will, during the period commencing on the Closing Date and continuing through December 31, 2016, be provided with: (i) base salary or wage rate and annual cash bonus opportunities the same as are provided as of the date of the Merger Agreement; and (ii) employee benefits (excluding equity compensation benefits) that are substantially comparable in the aggregate to those provided as of the date of the Merger Agreement.

Parent has also agreed to use commercially reasonable efforts (i) to cause any pre-existing conditions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any group plan of Parent or its affiliates providing medical, dental, pharmaceutical, vision and/or other health benefits to be waived with respect to continuing employees and their eligible dependents and (ii) for any plan year in which the Merger Effective Time occurs, to cause any deductible, co-insurance and covered out-of-pocket expenses paid by any continuing employee (or covered dependent thereof) during the portion of the plan year in which such continuing employee participated in the LDR benefit plan to be taken into account for the purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent benefit plan in the applicable plan year. Parent has also agreed that, from and after the Closing Date, Parent will, or will case the Surviving Corporation, to the extent that it would not result in a duplication of benefits, to give each continuing employee service credit for such continuing employee’s employment with LDR as if such service had been performed with Parent to the extent that such service was recognized under a similar LDR benefit plan, in each case, for all purposes, including, as applicable, vesting, eligibility to participate and level of benefits under the corresponding benefit plan offered by Parent or its subsidiaries, including vacation plans or arrangements, defined contribution and any severance and welfare plans, with certain exceptions.

Upon written request by Parent at least ten business days prior to the Merger Effective Time, LDR will terminate any and all LDR benefit plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Merger Effective Time. In the event that Parent requests that such LDR 401(k) plan(s) be terminated, LDR will provide Parent with evidence that such LDR 401(k) plan(s) have been terminated pursuant to resolution of the LDR Board (the form and substance of which will be subject to review and approval by Parent) not later than the day immediately preceding the Merger Effective Time. In the event Parent provides the written notice described in this paragraph, Parent will have in place a tax qualified defined contribution retirement plan in which continuing employees who were eligible to participate in any LDR 401(k) plan immediately prior to the Closing Date (whether or not actively participating) will be immediately eligible to participate. The Parent 401(k) plan shall permit each such continuing employee with an account balance in any LDR 401(k) plan to make rollover contributions, including rollover of any outstanding loans held by participants.

In addition, as soon as practicable following the date of the Merger Agreement, the LDR Board or the appropriate committee of the LDR Board will take all reasonable actions, including adopting any necessary resolutions, to (i) cause any open offering period as of the date hereof under the ESPP to be the final offering period under the ESPP, such that no new offering period will commence under the ESPP after such date and the current offering period underway will be terminated no later than the business day immediately prior to the anticipated Closing Date (the “Final Exercise Date”), (ii) treat such shortened offering period as fully effective and completed offering period for all purposes under the ESPP, (iii) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of the Merger Agreement (other than to reduce the rate of payroll deductions or stop such payroll deductions in accordance with the terms and conditions of the ESPP), (iv) provide that each participant’s Share purchase rights under the ESPP be exercised as of the Final Exercise Date and the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Final Exercise Date will, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP, be refunded (without interest) to such participant as promptly as practicable following the Final Exercise Date, and (v) terminate the ESPP on the Final Exercise Date.

Nothing in the Merger Agreement is intended (i) to be treated as an amendment to any particular LDR benefit plan, (ii) to prevent Parent from amending or terminating any of its benefit plans or, after the Merger Effective Time, any LDR benefit plan in accordance their terms, (iii) to prevent Parent, after the Merger Effective Time, from terminating the employment of any continuing employee, or (iv) to create any third-party beneficiary rights in any individual other than the parties thereto.

Section 16 of the Exchange Act. Prior to the Merger Effective Time, LDR will take all steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Shares (including, in each case, derivative securities) resulting from the transactions contemplated by the Merger Agreement by each officer or director of LDR who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt for the purposes of such section.

Section 14d-10 of the Exchange Act. Prior to the Acceptance Time and to the extent permitted by applicable law, LDR (acting through the LDR Board or the compensation committee of the LDR Board) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by LDR or any of its subsidiaries with any of LDR’s officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.

Other Covenants. The Merger Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to public announcements, employee communications, certain litigation and existing credit agreements.

Conditions to the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

•	Purchaser has accepted for payment all of the Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•	no law, order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, is in effect, or is pending, which prohibits, renders illegal or enjoins the consummation of the transactions contemplated by the Merger Agreement, except to the extent previously waived by Parent and Purchaser in connection with the consummation of the Offer.

Termination. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time:

•	by mutual written consent of Parent, Purchaser and LDR at any time prior to the Acceptance Time;

•	by either Parent or LDR, if:

•	the Acceptance Time has not occurred on or before the Outside Date; provided, that if all of the Offer Conditions, other than that the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, the Outside Date may be extended by either Parent or LDR from time to time by written notice to the other party up to a date not beyond February 6, 2017; provided, further that the right to terminate the Merger Agreement in this circumstance will not be available to the party seeking to terminate the Merger Agreement if such party’s breach of the Merger Agreement has been the cause of the failure of the Acceptance Time to occur on or before the Outside Date (such termination, an “Outside Date Termination”);

•	any governmental authority has issued or granted an order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger and such order or other action is, or has become, final and non-appealable; provided, that the party seeking to terminate the Merger Agreement in this circumstance must have used its commercially reasonable efforts to have such order or other action vacated or made inapplicable to the Offer or the Merger in accordance with the terms of the Merger Agreement; provided, further that the right to terminate the Merger Agreement in this circumstance will not be available to the party seeking to terminate the Merger Agreement if such party’s breach of the Merger Agreement has been the cause of the failure of the Acceptance Time to occur on or before the issuance of the applicable order;

•	by LDR:

•	if Purchaser has failed to commence the Offer on or prior to the date that is 10 business days after the date of execution of the Merger Agreement or consummate the Offer in accordance with the terms of the Merger Agreement; provided, that LDR will have no right to terminate the Merger Agreement if Purchaser’s failure to commence the Offer is due primarily to LDR’s breach of the Merger Agreement;

•	upon a breach of any representation, warranty, covenant or agreement of Parent set forth in the Merger Agreement, if such breach would reasonably be expected to prevent Parent or Purchaser from accepting for payment or paying for Shares pursuant to the Offer or consummating the Merger in accordance with the terms of the Merger Agreement and such breach is incapable of being cured by the Outside Date or is not cured by, if earlier, the earlier of 30 days after written notice thereof shall have been received by Parent; provided, that LDR will not have the right to terminate the Merger Agreement in this circumstances if LDR is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement due to an LDR Adverse Recommendation Change in accordance with the terms thereof; or

•	prior to the Acceptance Time, if: (i) LDR has received a Superior Proposal; (ii) LDR has complied in all material respects with its non-solicitation obligations under the Merger Agreement; (iii) to the extent permitted by and effected in accordance with the terms of the Merger Agreement, the LDR Board approves, and LDR concurrently with the termination of the Merger Agreement, enters into, an alternative acquisition agreement with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination, LDR pays to the Parent a termination fee (such termination, a “Superior Proposal Termination”).

•	by Parent:

•	upon a breach of any representation, warranty, covenant or agreement of LDR set forth in the Merger Agreement, if such breach would give rise to a failure of the condition set forth in either section (a) or section (b) of the Offer Conditions attached to the Merger Agreement as Annex I and such breach is incapable of being cured by the Outside Date or is not cured by, if earlier, 30 days after written notice thereof shall have been received by LDR; provided, that Parent will not have the right to terminate the Merger Agreement in this circumstance if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that LDR has the right to terminate the Merger Agreement pursuant to a breach of the Merger Agreement by Parent or Purchaser; or

•	at any time prior to the Acceptance Time, if LDR, the LDR Board or any committee thereof, for any reason, has (i) effected an LDR Adverse Recommendation Change or (ii) failed (A) to include the LDR Board Recommendation in the Schedule 14D-9, (B) to recommend against an Alternative Transaction Proposal or reaffirm (publicly, if so requested by Parent) the LDR Board Recommendation on or prior to the third business day after the Alternative Transaction Proposal is publicly announced or disclosed, including, in the case of a tender or exchange offer relating to securities of LDR involving a person or group unaffiliated with Parent which has first been published or announced, having failed to send or give to LDR stockholders pursuant to Rule 14e-2 promulgated under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) a statement disclosing that the LDR Board recommends rejection of such tender or exchange offer within such three business day period, or (C) after a reasonable request by Parent and other than in connection with an Alternative Transaction Proposal, to reaffirm the LDR Board Recommendation on or prior to the third (3rd) business day after receipt by LDR of such request (such termination by Parent, an “Adverse Recommendation Change Termination”).

Effect of Termination. In the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become null and void and have no effect and the obligations of the parties under the Merger Agreement will terminate, other than certain specified provisions of the Merger Agreement, including those described in the “Termination Fee” below.” No party will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the Merger Agreement or from any rights, claims, causes of action or remedies arising from fraud. No termination of the Merger Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of the Merger Agreement in accordance with their terms. In the event the Merger Agreement is validly terminated in accordance with its terms, Purchaser will (and Parent will cause Purchaser to) promptly, and in any event within one business day of such termination, terminate the Offer.

Termination Fee. The Merger Agreement provides that a termination fee of $34,200,000 will be payable by LDR to Parent in the following circumstances:

•	if the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Change Termination;

•	(i) the Merger Agreement is terminated (A) by Parent or LDR pursuant to an Outside Date Termination or (B) by Parent pursuant to a breach of the Merger Agreement by LDR, and prior to such termination, an Alternative Transaction Proposal has been made and (ii) within 12 months of such termination, LDR enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal; or

•	LDR terminates the Merger Agreement pursuant to a Superior Proposal Termination.

For the purposes of determining whether LDR is required to pay Parent the termination fee, an “Alternative Transaction Proposal” will have the meaning previously assigned to such term, except that all percentages therein shall be changed to “50 percent.”

The payment of the termination fee will constitute liquidated damages, and not a penalty. The termination fee is payable only once and not in duplication even though the termination fee may be payable under one or more provisions pursuant to the Merger Agreement. Other than in the case of a willful and material breach of the Merger Agreement or fraud, in the event Parent receives the termination fee, the receipt thereof will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (and the termination thereof or any matter forming the basis for such termination), and in such case neither Parent nor any of its affiliates will be entitled to bring or maintain any other action against LDR or any of its affiliates arising out of the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination.

Expenses. Each party to the Merger Agreement will bear its own expenses, except that Parent will pay any filing fees incurred in connection with any filings pursuant to the HSR Act or to any non-U.S. antitrust law. In addition, the parties have agreed that in the event the Merger Agreement is terminated by Parent due to a willful breach of the Merger Agreement by LDR, and such breach would give rise to a failure of certain Offer Conditions and has not been cured by the earlier of the Outside Date or 30 days from LDR’s receipt of written notice of such breach, then LDR will reimburse Parent for up to $11,400,000 of Parent’s expenses, in addition to any other payments owed to Parent.

Governing Law. The Merger Agreement is governed by the laws of the State of Delaware.

Amendments and Supplements. The Merger Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties.

Specific Performance. Notwithstanding anything in the Merger Agreement to the contrary, the parties to the Merger Agreement have agreed that they will be entitled to an injunction, specific performance or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and the parties have further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or equitable relief. This right is in addition to any other remedy to which the parties are entitled at law or in equity.

Offer Conditions. The Offer Conditions are described in Section 15 — “Certain Conditions of the Offer.”

The Confidentiality Agreement

The following summary description of the Confidentiality Agreement (as defined below) and all other provisions of the Confidentiality Agreement discussed herein are qualified by reference to such Confidentiality Agreement, which has been filed as Exhibit (d)(2) to the Schedule TO filed with the SEC in connection with the Offer. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Confidentiality Agreement for a more complete description of the provisions summarized below.

On March 21, 2016, Parent and LDR entered into a confidentiality agreement (as it may be amended from time to time, the “Confidentiality Agreement”). Under the Confidentiality Agreement, the parties agreed to undertake reasonable precautions to keep confidential, subject to certain exceptions, information furnished by the other party in furtherance of the proposed transaction between the parties, and to use such information solely for the purpose of evaluating, and negotiating the terms of, a potential transaction between the parties. The parties agreed to certain standstill provisions that prohibit Parent and its affiliates from taking certain actions involving or with respect to LDR for a one-year period, subject to certain exceptions set forth in the Confidentiality Agreement. The standstill provisions would automatically terminate if a competing transaction were to occur. Each party also agreed, subject to certain exceptions, that it and its representatives would not, for a period of one year from the date of the Confidentiality Agreement, solicit the employment of any officer or employee of the other party or other party’s affiliates who first became known to such party in connection with the proposed transaction or the evaluation thereof.

The Exclusivity Agreement

The following summary description of the Exclusivity Agreement (as defined below) and Exclusivity Agreement Amendment (as defined below) and all other provisions of the Exclusivity Agreement and the Exclusivity Agreement Amendment discussed herein are qualified by reference to such Exclusivity Agreement, which has been filed as Exhibit (d)(3), and the Exclusivity Agreement Amendment, which has been filed as Exhibit (d)(4), to the Schedule TO filed with the SEC in connection with the Offer. The Exclusivity Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Exclusivity Agreement for a more complete description of the provisions summarized below.

LDR and Parent entered into an exclusivity agreement on May 4, 2016 (as it may be amended from time to time, the “Exclusivity Agreement”), pursuant to which LDR agreed, among other things, that from the date thereof through 11:59 p.m., Eastern time, on June 3, 2016 (the “Exclusivity Period”), that neither LDR nor any of its affiliates or any of its and their respective directors, officers, employees, financial advisors, counsel and other representatives, would directly or indirectly solicit, encourage, discuss, negotiate or accept any inquiries, proposals or offers concerning any sale of 15 percent or more of the Shares by the stockholders of, or any merger or sale of 15 percent or more of the outstanding equity securities or any substantial assets of, or any similar transaction involving, LDR. On June 3, 2016, the Exclusivity Agreement was amended to extend the Exclusivity Period to 11:59 p.m., Eastern time, on June 6, 2016 (the “Exclusivity Agreement Amendment”).

The Employment Agreements

The following summary description of the Employment Agreements (as defined below) and all other provisions of the Employment Agreements discussed herein are qualified by reference to such Employment Agreements, which have been filed as Exhibit (d)(5) and (d)(6) to the Schedule TO filed with the SEC in connection with the Offer. The Employment Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Employment Agreements for a more complete description of the provisions summarized below.

In connection with entering into the Merger Agreement, Christophe Lavigne and Patrick Richard entered into employment and consulting agreements with Parent (the “Employment Agreements”).

Employment Agreement with Mr. Lavigne. Mr. Lavigne’s Employment Agreement provides that he will serve as the Vice President of Spine Strategy in Parent’s Spine division for a 12-month employment term. Following the employment term, Mr. Lavigne agrees to serve as a consultant for Parent for a subsequent 12-month term, provided that at any time during the initial employment term, Parent may re-characterize the employment relationship with Parent to a consulting relationship, in which event the length of the consulting term shall be extended so that the employment term and consulting term together will equal 24 months. Notwithstanding the foregoing, each of Mr. Lavigne and Parent has the right to terminate the employment or consultancy relationship at any time and for any reason with 30 days’ prior notice. During the employment term, Mr. Lavigne will continue to be paid an annual base salary of $540,750, and during the consulting term, he will be entitled to receive a full-day consulting rate of $2,810, pro-rated as necessary.

During the employment term, Mr. Lavigne will be entitled to an annual target bonus of 90 percent of his current annual base salary, which shall be paid at the same time as bonuses are paid to other similarly-situated executives of Parent. In the event that Mr. Lavigne’s service is converted to a consultancy during the initial employment term, he shall be entitled to receive the full annual bonus for the year of such conversion payable at target level.

Mr. Lavigne shall be paid a transaction bonus equal to $2,583,509 in the form of a lump sum payment following the Merger Effective Time, subject to him executing and not revoking an effective release of claims. Mr. Lavigne agreed to waive any severance benefits under his current employment agreement with LDR and is not entitled to any severance payments under his Employment Agreement with Parent. Mr. Lavigne will receive a sign-on equity grant under an equity incentive plan of Parent with an approximate grant date fair value equal to $1,200,000. The sign-on equity grant shall consist of a grant of stock options with a grant date fair value based on a Black-Scholes option pricing model equal to approximately $600,000 and a restricted stock unit grant with a grant date fair value equal to approximately $600,000. Each of these equity grants will cliff vest on the first anniversary of the Merger Effective Time. If Mr. Lavigne terminates his employment at any time before the first anniversary of the Merger Effective Time for any reason, including without limitation, a conversion to a consultancy, the entire sign-on equity grant shall be forfeited.

In connection with Mr. Lavigne’s Employment Agreement, we expect that he will also enter into a Confidentiality, Non-Competition and Non-Solicitation Agreement with Parent that will be effective during the employment term, the consulting term and for a 12-month period after the later of the two terms expires.

Employment and Consulting Engagement with Mr. Richard. Mr. Richard’s Employment and Consulting Engagement provides that he will use his best effort to serve actively as Managing Director of Médical for at least six months following the consummation of the transactions contemplated by the Merger Agreement. At the end of such six-month period, Mr. Richard and Parent will discuss in good faith the opportunity for Mr. Richard to continue in his position, serve as an independent consultant or cease his professional relationship with Parent. Parent agrees, unless otherwise mutually agreed, that it will terminate Mr. Richard as “Managing Director” of Médical, thereby entitling him to benefits under the Demande d’affiliation à la Convention d’Assurance Chômage GSC, which is a third-party insurance policy that will pay Mr. Richard 18 months of his base salary in the event he is removed as a “Managing Director” of Médical.

12. Purpose of the Offer; No Stockholder Vote; Plans for LDR.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, LDR, while allowing LDR stockholders an opportunity to receive the Offer Price by tendering their Shares pursuant to the Offer. The Offer, as the first step in the acquisition of LDR, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Parent and Purchaser to effect the Merger contained in the Merger Agreement, Parent intends to consummate the Merger as soon as practicable following the Acceptance Time in accordance with Section 251(h) of the DGCL.

LDR stockholders whose Shares are purchased in the Offer will cease to have any equity interest in LDR and will no longer participate in the future growth of LDR. If the Merger is consummated, all current LDR stockholders will no longer have an equity interest in LDR, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive for each such Share an amount in cash, without interest, equal to the Offer Price, less any deductions or withholding of taxes required by applicable law, or, to the extent that LDR stockholders are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such LDR stockholders are entitled pursuant to Section 262 of the DGCL.

No Stockholder Vote. If the Offer is consummated, we are not required to and will not seek the vote of LDR’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of LDR stockholders pursuant to Section 251(h) of the DGCL.

Plans for LDR. Except as otherwise set forth in this Offer to Purchase, including as contemplated in this Section 12 and Section 13 — “Certain Effects of the Offer,” it is expected that, following the Merger, the business and operations of LDR will be continued substantially as they are currently being conducted. Parent intends to continue to evaluate the business and operations of LDR after the consummation of the Offer and the Merger and will take such additional actions as they deem appropriate under the circumstances then existing with a view to enhancing the development of LDR in conjunction with Parent’s existing business. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the new LDR board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate.

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into LDR and that, following the Merger and until thereafter amended, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated as of the Merger Effective Time to conform to the certificate of incorporation attached to the Merger Agreement as Exhibit A thereto, and (ii) the bylaws of the Surviving Corporation will be amended and restated as of the Merger Effective Time to conform to Purchaser’s bylaws as in effect immediately prior to the Merger Effective Time. See Section 11 — “The Transaction Agreements.”

From and after the Merger Effective Time, the directors of Purchaser immediately prior to the Merger Effective Time will be the directors of the Surviving Corporation and the officers of LDR immediately prior to the Merger Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. See Section 11 — “The Transaction Agreements — The Merger Agreement.”

Except as described above or elsewhere in this Offer to Purchase (including Section 11 — “The Transaction Agreements ,” this Section 12 and Section 13 — “Certain Effects of the Offer”), neither we nor Parent has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving LDR or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of LDR or any of its subsidiaries, (iii) any material change in LDR’s capitalization or dividend rate or policy or indebtedness, (iv) any change in the present board of directors or management of LDR, (v) any other material change in LDR’s corporate structure or business, (vi) any class of equity securities of LDR’s being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of LDR becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of LDR’s obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of LDR, or the disposition of securities of LDR, or (x) any changes in LDR’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.

Parent and Purchaser are conducting a detailed review of LDR and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Thereafter, Parent intends to review such information as part of a comprehensive review of LDR’s business, operations, capitalization and management with a view to optimizing development of LDR’s potential in conjunction with LDR’s or Parent’s existing businesses. Possible changes could include changes in LDR’s business, corporate structure, charter, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted LDR Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

To the best knowledge of Parent and Purchaser, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of LDR, on the one hand, and Parent, Purchaser or LDR, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of LDR entering into any such agreement, arrangement or understanding.

In addition to the Employment Agreements, it is possible that certain members of LDR’s current management team will enter into new employment arrangements with LDR after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

13. Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and LDR will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of LDR stockholders and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Parent. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and LDR intend to consummate the Merger as soon as practicable following the consummation of the Offer.

NASDAQ Listing. The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), the Shares will no longer meet the requirements for continued listing on NASDAQ as there will be only one stockholder. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. As promptly as practicable following the consummation of the Merger, we intend and will cause LDR to delist the Shares from NASDAQ.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for margin loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, LDR currently files periodic reports on account of the Shares. Such registration may be terminated upon application by LDR to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by LDR to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to LDR, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of LDR and persons holding “restricted securities” of LDR to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of Shares under the Exchange Act were terminated, Shares would no longer be “margin securities” or be eligible for quotation on NASDAQ as described above. Following the consummation of the Merger and the delisting of the Shares from NASDAQ, Parent and LDR intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of LDR’s reporting obligations under the Exchange Act.

14. Dividends and Distributions.

As described in Section 11 — “The Transaction Agreements — The Merger Agreement — Conduct of Business,” the Merger Agreement provides that from the date of the Merger Agreement until the Merger Effective Time, neither LDR nor any of its subsidiaries will declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property or any combination thereof) with respect to any shares of LDR’s capital stock.

15. Certain Conditions of the Offer.

Capitalized terms used but not defined in this Section 15 have the meanings ascribed to them in the Merger Agreement.

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions in the Merger Agreement, Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) will not be obligated to pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) there shall have been validly tendered and not properly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), represent more than 50 percent of the aggregate number of Shares outstanding immediately prior to the acceptance of Shares pursuant to the Offer (such condition, the “Minimum Condition”).

In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) will not be obligated to pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) and before acceptance of such Shares for payment, any of the following conditions exists and is continuing, regardless of the circumstances giving rise to such condition:

(a)

(i) the representations and warranties of LDR contained in Sections 4.1, 4.3, 4.4, 4.9(a), 4.26, 4.27 and 4.28 of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties contained in Section 4.2(a) of the Merger Agreement and the first sentence of Section 4.2(b) of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date and except for any inaccuracies that are de minimis in both amount and nature), and (iii) the other representations and warranties of LDR contained in the Merger Agreement shall not be true and correct

(without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of the Merger Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), except in the case of clause (iii), where all failures of such representations and warranties to be true and correct as of such dates have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)	LDR shall have failed to perform and comply with, in any material respect, its obligations under the Merger Agreement on or prior to the Acceptance Time and such failure shall not have been cured on or prior to the Acceptance Time;

(c)	since the date of the Merger Agreement, there shall have been any event, change, effect, development, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)	LDR shall have failed to deliver to Parent a certificate signed by the chief executive officer and the chief financial officer of LDR and certifying as to the satisfaction by LDR of the applicable conditions specified in clauses (a), (b) and (c) immediately above;

(e)	a Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins the consummation of the transactions contemplated by the Merger Agreement;

(f)	Any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act has not expired or terminated; or

(g)	the Merger Agreement shall have been terminated in accordance with its terms.

The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The conditions described above are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16. Adjustments to Prevent Dilution.

In the event that, notwithstanding LDR’s covenant to the contrary (See Section 11 — “The Transaction Agreements — The Merger Agreement — Conduct of Business”), between the date of the Merger Agreement and the Acceptance Time, the number of outstanding Shares is changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date during such period, the Offer Price and the consideration payable in the Merger will be appropriately adjusted, without duplication, to provide LDR stockholders the same economic effect as contemplated by the Merger Agreement prior to such event.

17. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 17, based on its examination of publicly available information filed by LDR with the SEC, other publicly available information concerning LDR and other information made available to Purchaser and Parent by LDR, Purchaser is not aware of any pending legal proceeding relating to the

Offer. Except as described in this Section 17, based on its and Parent’s examination of publicly available information filed by LDR with the SEC, other publicly available information concerning LDR and other information made available to Purchaser and Parent by LDR, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to LDR’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to LDR’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer.”

State Takeover Statutes. LDR is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15 percent or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The LDR Board has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement.

LDR, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Certain Conditions of the Offer.”

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been promulgated by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) for review and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the related rules and regulations promulgated thereunder by the FTC, the purchase of Shares in the Offer may not be completed until the expiration of a 15-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The period may be lengthened if the acquiring person voluntarily withdraws and re-files to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

Pursuant to the HSR Act, on June 13, 2016, Parent filed, and on June 13, 2016, LDR filed, a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. Under the HSR Act, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th day after Parent made the filing, i.e., at 11:59 p.m. on June 28, 2016, unless earlier terminated by the FTC and the Antitrust Division, or Parent or LDR, as applicable, receives a request for additional information or documentary material prior to that time. If within the 15-day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent and LDR, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 days following the date of Parent’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the U.S. federal antitrust laws of proposed transactions, such as Purchaser’s acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC or the Antitrust Division could take any action under the U.S. federal antitrust laws that it considers necessary in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, ordering the divestiture of Shares purchased in the Offer or ordering the divestiture of substantial assets of Parent, LDR or any of their respective subsidiaries or affiliates. Under certain circumstances, U.S. state attorneys general and private parties also may bring legal actions under the U.S. federal antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Purchaser believes that the consummation of the Offer will not violate any U.S. federal antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

Based upon an examination of publicly available and other information relating to LDR’s services and offerings, Parent and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

Appraisal Rights. No appraisal rights are available to LDR stockholders in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, LDR stockholders immediately prior to the Merger Effective Time who (i) did not tender their Shares in the Offer, (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, at the rate specified in Section 262 of the DGCL.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. LDR stockholders should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to LDR a written demand for appraisal of Shares held, which demand must reasonably inform LDR of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL.

A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

“Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Vote Not Required. Section 251(h) of the DGCL provides that a stockholder vote on adoption of a merger agreement is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that LDR will not be required to submit the adoption of the Merger Agreement to a vote of LDR stockholders. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and LDR will take all necessary and appropriate action to effect the Merger as promptly as practicable without a vote of LDR stockholders in accordance with Section 251(h) the DGCL.

18. Fees and Expenses.

Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. As part of the services included in such retention, the Information Agent may contact LDR stockholders by personal interview, mail, telephone, telecopy, telegraph, electronic mail and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, and subject to certain limits, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) LDR stockholders in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to LDR stockholders in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser, the Depositary or the Information Agent for purposes of the Offer.

Parent and Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Certain Information Concerning Parent and Purchaser.”

LDR has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the LDR Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning LDR.”

LH Merger Sub, Inc.

Zimmer Biomet Holdings, Inc.

June 14, 2016

The Letter of Transmittal any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by first class mail:	If delivering by facsimile transmission:	If delivering by registered mail or courier:
American Stock Transfer & Trust Company, LLC	(for eligible institutions only)	American Stock Transfer & Trust Company, LLC
Operations Center	(718) 234-5001	Operations Center
Attn: Reorganization Department	Confirm facsimile by telephone:	Attn: Reorganization Department
6201 15th Avenue	(877) 248-6417 or	6201 15th Avenue
Brooklyn, New York 11219	(718) 921-8317	Brooklyn, New York 11219

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent. The following table sets forth the name, business address and telephone number, citizenship, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the directors, executive officers and control persons of Parent. The current business address of each person is 345 East Main Street, Warsaw, Indiana 46580, and the current business phone number is (574) 267-6131, unless otherwise noted below. To the best of the knowledge of Parent, none of the persons listed below has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). To the best of the knowledge of Parent, none of the persons listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Christopher B. Begley	Function: Director

U.S.	Professional background: Mr. Begley has been serving on the Board of Directors of Parent (the “Parent Board”) since 2012. He was the Executive Chairman of the Board of Hospira, Inc. from May 2007 until his retirement in January 2012. Mr. Begley also served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories, to March 2011. Prior to that, Mr. Begley served in various positions with Abbott between 1986 and 2004, most recently as Senior Vice President of Abbott’s Hospital Products division. He also serves on the boards of DeVry Education Group Inc. (Non-Executive Chairman) and Hanger, Inc., and he served on the boards of The Hillshire Brands Company (Non-Executive Chairman) and Sara Lee Corporation until August 2014 and June 2012, respectively. He earned a bachelor’s degree from Western Illinois University and an MBA from Northern Illinois University.
Betsy J. Bernard	Function: Director

U.S.	Professional background: Ms. Bernard has been serving on the Parent Board since 2009. She was the President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. She also serves on the boards of Principal Financial Group, Inc. and SITO Mobile, Ltd. (Lead Independent Director), and until June 2013, she served on the board of Telular Corporation. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Paul M. Bisaro	Function: Director

U.S.	Professional background: Mr. Bisaro has been serving on the Parent Board since 2013. He has been the Executive Chairman of Allergan plc (formerly Actavis plc) since July 2014. Mr. Bisaro served as Chairman, President and Chief Executive Officer of Actavis until June 2014. He was appointed President and Chief Executive Officer and a member of the board of directors of Actavis in 2007, and he was appointed Chairman of the Board in October 2013. Prior to joining Actavis (formerly Watson Pharmaceuticals), Mr. Bisaro served as President, Chief Operating Officer and a member of the board of directors of Barr Pharmaceuticals, Inc. from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr. Prior to joining Barr, Mr. Bisaro was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds, from 1989 to 1992. He also serves on the boards of Allergan Plc (Executive Chairman) and Zoetis, Inc. Mr. Bisaro holds an undergraduate degree in general studies from the University of Michigan and a J.D. from Catholic University of America in Washington, D.C.

Gail K. Boudreaux	Function: Director

U.S.	Professional background: Ms. Boudreaux has been serving on the Parent Board since 2012. She has been the Chief Executive Officer and Founder of GKB Global Health, LLC from 2015 to the present. Ms. Boudreaux served as Chief Executive Officer of UnitedHealthcare from January 2011 to November 2014 and Executive Vice President of UnitedHealth Group from May 2008 to February 2015. From 2005 to 2008, Ms. Boudreaux served as Executive Vice President, External Operations for Health Care Services Corporation (“HCSC”), and prior to that served as President of Blue Cross and Blue Shield of Illinois, a division of HCSC. Before joining HCSC, Ms. Boudreaux held various positions at Aetna, including Senior Vice President, Aetna Group Insurance. She also serves on the boards of Novavax, Inc. and Xcel Energy Inc., and until April 2011, she served on the board of Genzyme Corporation. Ms. Boudreaux earned a bachelor’s degree in psychology from Dartmouth College and an MBA from Columbia Business School.

David C. Dvorak	Function: President and Chief Executive Officer

U.S.	Professional background: Mr. Dvorak was appointed President, Chief Executive Officer and a member of the Parent Board in May 2007. He championed Parent’s acquisition of Biomet, positioning the combined Zimmer Biomet as a global leader in musculoskeletal healthcare. Prior to his appointment as President and Chief Executive Officer, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, he served as Executive Vice President, Corporate Services, Chief Counsel

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

and Secretary, as well as Chief Compliance Officer. Mr. Dvorak joined Parent as Senior Vice President, Corporate Affairs and

General Counsel in December 2001, shortly following Parent’s spin-off from Bristol-Myers Squibb.

Michael J. Farrell	Function: Director

U.S.	Professional background: Mr. Farrell has been serving on the Parent Board since 2014. He has been Chief Executive Officer of ResMed Inc. since March 2013. Prior to that appointment, Mr. Farrell served as President – Americas for ResMed from 2011 to 2013. He was previously Senior Vice President of the global business unit for sleep apnea therapeutic and diagnostic devices from 2007 to 2011, and before that he held various senior roles in marketing and business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and metals manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company and BHP Billiton. Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.

Larry C. Glasscock	Function: Director

U.S.	Professional background: Mr. Glasscock has been serving on the Parent Board since 2001. He was Chairman of WellPoint, Inc. (now Anthem, Inc.) from 2005 until 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from 2004 to 2007. Mr. Glasscock served as Chairman, President and Chief Executive Officer of Anthem, Inc. from 2003 to 2004 and served as President and Chief Executive Officer of Anthem, Inc. from 2001 to 2003. He also serves on the boards of Simon Property Group, Inc. (Lead Independent Director) and Sysco Corporation. He served on the boards of Sprint Nextel Corporation and Anthem, Inc. (Chairman) until July 2013 and March 2010, respectively. Mr. Glasscock earned a B.B.A. from Cleveland State University. He also completed the Commercial Bank Management Program at Columbia University.

Robert A. Hagemann	Function: Director

U.S.	Professional background: Mr. Hagemann has been serving on the Parent Board since 2008. He was Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until his retirement in July 2013. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, and held roles of increasing responsibility before being appointed Chief Financial Officer of Quest Diagnostics in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He was also previously employed by Arthur Young & Co., a predecessor

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

company to Ernst & Young. Mr. Hagemann also serves on the boards of Graphic Packaging Holding Company and Ryder System, Inc. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University.

Arthur J. Higgins	Function: Director

U.S.	Professional background: Mr. Higgins has been serving on the Parent Board since 2007. He has been a consultant at Blackstone Healthcare Partners of The Blackstone Group, since June 2010. Prior to that, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. Mr. Higgins also serves on the boards of Ecolab Inc. and Endo International Plc, and until February 2014, he served on the board of Resverlogix Corp. He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry.

Michael W. Michelson	Function: Director

U.S.	Professional background: Mr. Michelson has been serving on the Parent Board since 2015. He has been a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P., since October 2009. Before that, Mr. Michelson was a member of the limited liability company that served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. He joined KKR in 1981. Mr. Michelson has played a significant role in the development of KKR’s portfolio companies. He began his professional career with the law firm of Latham & Watkins in Los Angeles, where he was involved in a broad corporate practice while specializing in management buyouts. Mr. Michelson also serves on the board of HCA Holdings, Inc., and until January 2012, he served on the board of Jazz Pharmaceuticals Plc. He earned an A.B. from Harvard College and a J.D. from Harvard Law School.

Cecil B. Pickett, Ph.D.	Function: Director

U.S.	Professional background: Dr. Pickett has been serving on the Parent Board since 2008. He was the President of Research and Development and a member of the board of directors of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received a B.S. in biology from California State University at Hayward and

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

a Ph.D. in cell biology from University of California at Los Angeles.

Jeffrey K. Rhodes	Function: Director

U.S.	Professional background: Mr. Rhodes has been serving on the Parent Board since 2015. He is a Partner at TPG Capital, L.P. Mr. Rhodes is a leader of the firm’s investment activities in the healthcare services, pharmaceutical and medical device sectors. Prior to joining TPG in 2005, Mr. Rhodes was with McKinsey & Company and Article27 LTD, a start-up software company. He was a founding board member of the Healthcare Private Equity Association, a non-profit trade association that represents the U.S. healthcare private equity industry. He also serves on the board of Surgical Care Affiliates, Inc. Mr. Rhodes earned a B.A. in Economics from Williams College, where he graduated summa cum laude, and an MBA from Harvard Business School, where he was a Baker Scholar.

Executive Officers of Parent Who Are Not Directors

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Daniel P. Florin	Function: Senior Vice President and Chief Financial Officer

U.S.	Professional background: Mr. Florin was appointed Senior Vice President and Chief Financial Officer effective June 2015. He served as Senior Vice President and Chief Financial Officer of Biomet from June 2007 to June 2015. Prior to joining Biomet, Mr. Florin served as Vice President and Corporate Controller of Boston Scientific Corporation from 2001 until 2007. Before being appointed Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units. Prior to joining Boston Scientific Corporation, Mr. Florin worked for C.R. Bard from October 1990 through June 1995.

Tony W. Collins	Function: Vice President, Corporate Controller and Chief Accounting Officer

U.S.	Professional background: Mr. Collins was appointed Vice President, Corporate Controller and Chief Accounting Officer effective June 2015. Prior to that, Mr. Collins served as Vice President, Finance for the Global Reconstructive Division and Global Operations organization. He joined Parent in 2010 as Vice President, Finance for the Global Reconstructive Division and U.S. Commercial organization. Before joining Parent, Mr. Collins held the position of Vice President, Finance and served as the chief financial officer of the Commercial segment of Oshkosh Corporation from 2007 to 2010. From 1997 to 2007, he was employed at Guidant Corporation and Boston Scientific Corporation, where he held a number of positions of increasing responsibility, including Finance Director and chief financial

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

officer of the Guidant Japan organization, Global Director of Operations Finance and Director of Strategic Planning.

Adam R. Johnson	Function: Group President, Spine, Dental, CMF and Thoracic

U.S.	Professional background: Mr. Johnson was appointed Group President with responsibility for Parent’s Spine, Dental, Craniomaxillofacial and Thoracic businesses effective June 2015. He served as Senior Vice President, Biomet, and President, Biomet Microfixation, Bone Healing and Spine from June 2012 to June 2015. Before that, he served as President, Biomet Microfixation from 2007 to 2012 and Vice President, Global Marketing, Biomet Microfixation from 2006 to 2007. Prior to that, Mr. Johnson served as Director of Global Marketing for Regeneration Technologies, Inc. (now known as RTI Surgical, Inc.). He also worked for Biomet for five years previously, starting his career with Biomet in 1999.

Stuart G. Kleopfer	Function: President, Americas

U.S.	Professional background: Mr. Kleopfer was appointed President, Americas effective June 2015. He is responsible for Parent’s sales and management of the direct and indirect sales channels in the Americas region, including the United States, Canada and Latin America. Mr. Kleopfer served as President, Biomet U.S. from May 2011 to June 2015. Before that, he served as President, Biomet Biologics from December 2005 to May 2011. Prior to those appointments, Mr. Kleopfer held numerous positions of increasing responsibility within Biomet, where he began his career in 1988.

Katarzyna Mazur-Hofsaess, M.D., Ph.D.	Function: President, Europe, Middle East and Africa

Poland	Professional background: Dr. Mazur-Hofsaess was appointed President, EMEA in April 2013. Dr. Mazur-Hofsaess joined Parent in February 2010 as Senior Vice President, EMEA Reconstructive and served as President of EMEA Reconstructive from January 2012 through March 2013. She has more than 20 years’ experience within the pharmaceutical, diagnostics and medical device sectors. Prior to joining Parent, Dr. Mazur-Hofsaess served in various management positions at Abbott Laboratories beginning in 2001, most recently as Vice President, Diagnostics — Europe.

David A. Nolan Jr.	Function: Group President, Biologics, Extremities, Sports Medicine, Surgical, Trauma, Foot and Ankle and Bone Healing

U.S.	Professional background: Mr. Nolan was appointed Group President with responsibility for Parent’s Biologics, Extremities, Sports Medicine, Surgical, Trauma, Foot and Ankle and Bone Healing businesses effective June 2015. He joined Parent in November 2012 as Senior Vice President, Sales. From January 2014 to June 2015, he served as Senior Vice President, Sales and Advanced Solutions. Prior to joining Parent, Mr. Nolan served as President, Biomet Sports Medicine, Extremities and Trauma from

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

2011 to 2012 and as President, Biomet Sports Medicine from 2001 to 2011. He joined Biomet in 1996.

Chad F. Phipps	Function: Senior Vice President, General Counsel and Secretary

U.S.	Professional background: Mr. Phipps was appointed Senior Vice President, General Counsel and Secretary in May 2007. He has global responsibility for Parent’s Legal Affairs and he serves as Secretary to the Parent Board. Mr. Phipps also oversees Parent’s Government Affairs, Corporate Communication and Public Relations activities. Previously, Mr. Phipps served as Associate General Counsel and Corporate Secretary from December 2005 to May 2007. He joined Parent in September 2003 as Associate Counsel and Assistant Secretary. Prior to joining Parent, he served as Vice President and General Counsel of L&N Sales and Marketing, Inc. in Pennsylvania and he practiced law with the firm of Morgan, Lewis & Bockius in Philadelphia, focusing on corporate and securities law, mergers and acquisitions and financial transactions.

Daniel E. Williamson	Function: Group President, Joint Reconstruction

U.S.	Professional background: Mr. Williamson was appointed Group President, Joint Reconstruction with responsibility for Parent’s Knee, Hip, Bone Cement, Patient-Matched Implants and Personalized Solutions businesses effective June 2015. He served as Senior Vice President, Biomet and President, Global Reconstructive Joints from February 2014 to June 2015. Prior to that, Mr. Williamson served as Biomet’s Vice President and General Manager, Global Bone Cement and Biomaterials Research from September 2011 to February 2014, and as Corporate Vice President, Global Biologics and Biomaterials from May 2006 to September 2011. Mr. Williamson previously served as Biomet’s Vice President, Business Development from December 2003 to May 2006. He began his career with Biomet in 1990 as a Product Development Engineer.

Sang Yi	Function: President, Asia Pacific

South Korea	Professional background: Mr. Yi was appointed President, Asia Pacific effective June 2015. He is responsible for the sales, marketing and distribution of products in the Asia Pacific region. Mr. Yi joined Parent in March 2013 as Senior Vice President, Asia Pacific. Before joining Parent, he served as Vice President and General Manager of St. Jude Medical for Asia Pacific and Australia from 2005 to 2013. Prior to that, Mr. Yi held several leadership positions over a 10-year period with Boston Scientific Corporation, ultimately serving as Vice President for North Asia.

2. Directors and Executive Officers of Purchaser. The following table sets forth the name, business address and telephone number, citizenship, present principal occupation and employment history and past material occupations, positions, offices or employment for at least the past five years of each of the directors, executive officers and control persons of Purchaser. The current business address of each person is 345 East Main Street, Warsaw, Indiana 46580, and the current business phone number is (574) 267-6131, unless otherwise noted below. To the best of the knowledge of Purchaser, none of the persons listed below has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). To the best of the knowledge of Purchaser, none of the persons listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Daniel P. Florin	Function: Director and Senior Vice President

U.S.	Professional background: Mr. Florin was appointed Senior Vice President and Chief Financial Officer of Parent effective June 2015. He served as Senior Vice President and Chief Financial Officer of Biomet from June 2007 to June 2015. Prior to joining Biomet, Mr. Florin served as Vice President and Corporate Controller of Boston Scientific Corporation from 2001 until 2007. Before being appointed Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units. Prior to joining Boston Scientific Corporation, Mr. Florin worked for C.R. Bard from October 1990 through June 1995.

Chad F. Phipps	Function: Director, Senior Vice President and Secretary

U.S.	Professional background: Mr. Phipps was appointed Senior Vice President, General Counsel and Secretary of Parent in May 2007. He has global responsibility for Parent’s Legal Affairs and he serves as Secretary to the Parent Board. Mr. Phipps also oversees Parent’s Government Affairs, Corporate Communication and Public Relations activities. Previously, Mr. Phipps served as Associate General Counsel and Corporate Secretary from December 2005 to May 2007. He joined Parent in September 2003 as Associate Counsel and Assistant Secretary. Prior to joining Parent, he served as Vice President and General Counsel of L&N Sales and Marketing, Inc. in Pennsylvania and he practiced law with the firm of Morgan, Lewis & Bockius in Philadelphia, focusing on corporate and securities law, mergers and acquisitions and financial transactions.

Executive Officers of Purchaser Who Are Not Directors

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Tony W. Collins	Function: Vice President and Controller

U.S.	Professional background: Mr. Collins was appointed Vice President, Corporate Controller and Chief Accounting Officer of Parent effective June 2015. Prior to that, Mr. Collins served as Vice President, Finance for the Global Reconstructive Division and Global Operations organization. He joined Parent in 2010 as Vice President, Finance for the Global Reconstructive Division and U.S. Commercial organization. Before joining Parent, Mr. Collins held the position of Vice President, Finance and served as the chief financial officer of the Commercial segment of

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

Oshkosh Corporation from 2007 to 2010. From 1997 to 2007, he was employed at Guidant Corporation and Boston Scientific Corporation, where he held a number of positions of increasing responsibility, including Finance Director and chief financial officer of the Guidant Japan organization, Global Director of Operations Finance and Director of Strategic Planning.

Adam R. Johnson	Function: President

U.S.	Professional background: Mr. Johnson was appointed Group President with responsibility for Parent’s Spine, Dental, Craniomaxillofacial and Thoracic businesses effective June 2015. He served as Senior Vice President, Biomet, and President, Biomet Microfixation, Bone Healing and Spine from June 2012 to June 2015. Before that, he served as President, Biomet Microfixation from 2007 to 2012 and Vice President, Global Marketing, Biomet Microfixation from 2006 to 2007. Prior to that, Mr. Johnson served as Director of Global Marketing for Regeneration Technologies, Inc. (now known as RTI Surgical, Inc.). He also worked for Biomet for five years previously, starting his career with Biomet in 1999.